Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

AVALANCHE INTERNATIONAL CORP.,

MTIX, LTD,

PRAVIN MISTRY,

and

PAUL JOHNSON and DANIEL JOHNSON

DATED AS OF MARCH 3, 2017

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Security Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Certificate of Designation of the AIC Class B Preferred Stock
Exhibit E	Employment Agreement
Exhibit F	2016 Stock Incentive Plan
Exhibit G	Stock Option Agreement with Management Group
Exhibit H	Capitalization Table

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of the 3rd day of March, 2017, by and among: Avalanche International Corp., a Nevada corporation (“AIC”); MTIX, Ltd., a company formed under the laws of England and Wales (“MTIX”); Pravin Mistry (the “Majority Shareholder”); those additional persons who have executed this Agreement on the signature pages hereof under the heading “Minority Shareholders” (collectively, the “Minority Shareholders” and with the Majority Shareholder, the “MTIX Shareholders.” AIC and the MTIX Shareholders are referred to herein individually as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, the MTIX Shareholders are the record and beneficial owners of 100% of the issued and outstanding capital stock of MTIX.

WHEREAS, Majority Shareholder and such other persons as may be designated from time to time prior to or following the Closing by Majority Shareholder constitute the management group of MTIX (collectively, the “MTIX Management Group” and with the MTIX Management Group, the “MTIX Shareholders”).

WHEREAS, AIC has proposed to acquire MTIX pursuant to an exchange transaction (the “Exchange”) whereby, pursuant to the terms and subject to the conditions of this Agreement, all of the MTIX Shareholders shall exchange 100% of the issued and outstanding Class A ordinary shares of MTIX, of £1 each (the “MTIX Class A Shares”) and 100% of the issued and outstanding Class B ordinary shares of MTIX, of £1 each (the “MTIX Class B Shares” and, collectively with the MTIX Class A Shares, the “MTIX Shares”), for (i) their pro rata portion of $9,500,000 in aggregate consideration in the form of notes, and (ii) in the case of the Majority Shareholder, the grant to him of AIC Class B Preferred Stock more fully described in the Certificate of Designation (as each such term is hereinafter defined) and a cash payment to him of $500,000.  The consideration evidenced by debt instruments shall consist of a $9,500,000 7% Secured Convertible Note (the “Note” or “Notes” as applicable).  The Notes and the AIC Class B Preferred Stock are at times collectively referred to herein as the “Exchange Securities.”

WHEREAS, pursuant to the terms and conditions of this Agreement, AIC shall issue to the members of the MTIX Management Group options (the “AIC Options”) entitling such Persons to purchase shares of common stock of AIC, par value $0.001 per share (the “AIC Common Stock”).

WHEREAS, the obligation of the Parties to effect the Exchange is subject to the conditions set forth in Article V hereof.

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended  (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

In addition to the definitions contained in Schedule 1 annexed hereto, incorporated by reference herein and made a part hereof, as used in this Agreement, the following additional terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Exchange and/or the Parties.

“Dollar” and means lawful money of the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor institutes concerning the treatment of any accounting matter.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Fully-Diluted MTIX Shares” means, at any applicable point in time, the issued and outstanding MTIX Shares, on a fully-diluted basis, after giving effect to (a) all issued and outstanding MTIX Class A Shares, (b) all issued and outstanding shares of MTIX Class B Shares, (c) all shares of MTIX Shares issuable upon exercise of any outstanding options, warrants or other rights to purchase MTIX Shares, and/or (d) all shares of MTIX Shares issuable upon conversion of any outstanding notes, preferred stock, or other securities convertible into or exchangeable for shares of MTIX Shares.

“Fully-Diluted AIC Shares” means, at any applicable point in time, the issued and outstanding shares of AIC Common Stock, on a fully-diluted basis, after giving effect to (a) all issued and outstanding shares of AIC Common Stock, (b) the conversion of all 50,000 shares of Class A Preferred Stock of AIC (the “AIC Class A Preferred Stock”), (c) the conversion of 100,000 shares of Class B 5% Participating Convertible Preferred Stock of AIC (the “AIC Class B Preferred Stock”) and (d) all shares of AIC Common Stock issuable upon exercise of any outstanding options, warrants or other rights to purchase AIC capital stock, and/or all shares of AIC Common Stock issuable upon conversion of any outstanding notes, preferred stock, or other securities convertible into, exercisable for or exchangeable for shares of AIC Common Stock.

“MTIX Shares” means, at any applicable point in time, the issued and outstanding shares of MTIX Class A Shares and MTIX Class B Shares.

“Subsidiaries” means the Restaurant Capital Group, LLC and Smith and Ramsay Brands, LLC.

ARTICLE I
THE EXCHANGE

1.1          Ownership of the MTIX Shares.  The MTIX Class A Shares are owned of register and beneficially by the Majority Shareholder.  The MTIX Class B Shares are owned of register and beneficially by the Minority Shareholders.

1.2          Transfer of the MTIX Shares. Subject to the terms and conditions of this Agreement, at the Closing, the MTIX Shareholders hereby agree to transfer, convey, assign, set over and deliver (“Transfer”) to AIC, with full title guarantee, and AIC shall acquire and accept from the MTIX Shareholders, all and not less than all of the MTIX Shares (including the respectively held by each of them, free and clear of all Encumbrances.  Each of the MTIX Shareholders do hereby waive all rights of preemption, other restrictions on Transfer and rights of veto or otherwise, which have or may have been conferred on any or all of them, or otherwise, in respect of the Transfer of the MTIX Shares to AIC under this Agreement.

1.3          Consideration for Transfer of the MTIX Shares.  At the Closing and in sole consideration for the Transfer of the MTIX Shares, AIC shall deliver, in exchange for the Transfer (the “Exchange”) to the Majority Shareholder and the Minority Shareholders the Exchange Securities, consisting of (i) three Notes, which Notes shall be in the principal face amount of $6,166,666 with respect to the Majority Shareholder and in the principal face amount of $1,666,667 with respect to each of the Minority Shareholders, and (ii) the 100,000 shares of AIC Class B Preferred Stock issuable to the Majority Shareholder. Other than the principal amount under the foregoing Notes, the Notes shall be in all respects identical to the Note. A form of the Note is attached hereto as Exhibit A.

1.4          Capitalization of AIC. At the Closing AIC shall be authorized by its articles of incorporation to issue an aggregate of 75,000,000 shares of common stock, par value $0.001 per share (the “AIC Common Stock”) and an aggregate of 10,000,000 shares of AIC Preferred Stock, $.001 par value per share, containing such rights, designations and privileges as the board of directors of AIC may from time to time designate (the “AIC Preferred Stock”), of which (i) 50,000 shares have been designated as AIC Class A Convertible Preferred Stock and (ii) 100,000 shares have been designated as AIC Class B Convertible Preferred Stock.  At Closing, the 100,000 shares of AIC Class B Convertible Preferred Stock shall be issued to the Majority Shareholder as part of his compensation package, but not in connection with the Exchange.

1.5          Summary of the Rights and Privileges of AIC Class B Preferred Stock.  The AIC Class B Preferred Stock shall, subject to the terms and conditions of the Certificate of Designation:

(a)          pay an annual dividend (at the option of AIC, either in cash or in additional shares of AIC Common Stock), in an amount that shall be the greater of (i) an annual rate of 5% of the Stated Value thereof per annum, or (ii) 5% of MTIX’s GAAP net income for the fiscal year then ended;

(b)          vote with AIC Common Stock on all matters as to which shareholders of AIC are entitled to vote, on an “as converted” basis, as though all outstanding shares of AIC Class B Preferred Stock had been converted into AIC Common Stock immediately prior to the taking of the record date for all shareholders entitled to vote at any regular or special meeting of shareholders of AIC;

(c)          commencing two (2) years after the Closing Date, be convertible at any time at the option of the holder into AIC Common Stock (the “Preferred Conversion Shares”), by dividing the Class B Stated Value of the portion of the shares of Class B Preferred Stock being converted by: (i) if the aggregate market capital determined by multiplying AIC's shares of AIC Common Stock then outstanding by the average market price of one share for the preceding ten (10) trading days (the “Market Cap”) is $35,000,000 or less, at a 25% discount to the market price, or (ii) if the Market Cap is greater than $35,000,000, at a 25% discount to the market price, provided that such discount shall be increased by dividing it by the quotient that shall be obtained by dividing $35,0000,000 by the Market Cap at the time of conversion.  However, any such adjustment to the discount to the market price shall not exceed an aggregate 75% discount and in no event shall the conversion price be less than $0.35; and

(d)          contain the respective rights, privileges and designations of the AIC Class B Preferred Stock as are set forth in the Certificate of Designation for such AIC Class B Preferred Stock annexed hereto as Exhibit D and made a part hereof (the “Certificate of Designation”).

1.6          Closing and Effective Time.

(a)          The Closing of the Transfer of MTIX Shares and the issuance by AIC of the Notes (the “Closing”) shall take place at the offices of Sichenzia Ross Ference Kesner LLP not later than five days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a Document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that (a) the Parties shall use their best efforts to effect the Closing by April 30, 2017, and (b) the Closing may take place by facsimile or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

(b)          The effective time of the Exchange (the “Effective Time”) shall occur upon the filing with the Secretary of State of the State of Nevada of Articles of Exchange (the “Articles of Exchange”) executed in accordance with the applicable provisions of the NRS, or at such later time as may be agreed to by AIC and MTIX and specified in the Articles of Exchange. Provided that this Agreement has not been terminated pursuant to Article VII, AIC will cause the Articles of Exchange to be filed as soon as practicable after the Closing.

1.7          Deliveries at Closing by MTIX Shareholders. At the Closing, subject to the terms and conditions of this Agreement, the MTIX Shareholders shall execute and/or deliver (as applicable), or cause to be executed and/or delivered, to AIC:

(a)          certificates representing all of the MTIX Shares, accompanied by duly executed stock transfer forms transferring such MTIX Shares to AIC and otherwise in good form for Transfer, or if any MTIX Share certificates have been lost or destroyed, an indemnity from such MTIX Shareholder in form and content  approved by AIC or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of AIC entitling AIC to exercise all rights, whether voting or otherwise, attaching to such MTIX Shares pending registration of share transfers;

(b)          a registration rights agreement duly executed by each of the MTIX Shareholders in substantially the form of Exhibit C (the “Registration Rights Agreement”) attached hereto; and

(c)          such other Documents as may be reasonably requested by AIC and approved in good faith by the MTIX Shareholders and the MTIX Management Group and their respective counsel, that are necessary to effect the Closing.

1.8          Deliveries at Closing by AIC.  At the Closing, subject to the terms and conditions of this Agreement, AIC shall execute and deliver or cause to be executed and delivered to the MTIX Shareholders and the MTIX Management Group (as applicable):

(a)          the Notes in the principal face amount of $6,166,666 to the Majority Shareholder and in the principal face amount of $1,666,667 to each of the Minority Shareholders;

(b)          a certificate evidencing all 100,000 shares of AIC Class B Preferred Stock, duly registered in the name of the Majority Shareholder (the “Class B Certificate”);

(c)          a three year employment agreement mutually agreed between MTIX and the Majority Shareholder (the “Employment Agreement”) in substantially the form to be attached hereto as Exhibit E, providing for salary of $150,000 per annum;

(d)          payment by wire or bank check to the Majority Shareholder in the amount of $450,000, which combined with the initial payment of $50,000 to the Majority Shareholder, represents $500,000 of the total exchange consideration;

(e)          payment by wire or bank check to Paul Johnson in the amount of £179,000;

(f)          a copy of the Company’s 2016 Stock Incentive Plan for awards of securities of AIC (the “Plan”) in substantially the form attached hereto as Exhibit F (the “Plan”);

(g)          stock options to purchase an aggregate of 531,919 shares of AIC Common Stock to the members of the MTIX Management Group as set forth on Schedule 1.8(g) hereto or as subsequently designated by Pravin Mistry, substantially in the form attached hereto as Exhibit G attached hereto (the “MTIX Management Group Options”);

(h)          a copy of a filing receipt or certified copy of the Certificate of Designation from the Secretary of State of Nevada, evidencing the filing and recordation of the Certificate of Designation for AIC Class B Preferred Stock;

(i)           the Registration Rights Agreement;

(j)          evidence reasonably satisfactory to the MTIX Shareholders that any “toxic” currently outstanding notes have been converted, paid off or any toxic provisions have been fully waived or eliminated.

1.9          Restrictions on Resale.  Neither the Notes nor the Class B Certificate or the shares of AIC Common Stock into which each such security is convertible (collectively, the “Securities”) will be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) AIC receives an opinion of counsel for the securityholder, reasonably satisfactory to counsel for AIC, that an exemption from the registration requirements of the Securities Act is available.

The Notes for which the MTIX Shares shall have been issued pursuant to this Agreement and the Class B Certificate shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

1.10        Exchange of Certificates.

(a)          After the Closing Date and pursuant to a customary letter of transmittal or other instructional form provided by AIC to the MTIX Shareholders, the MTIX Shareholders shall be required to surrender all their MTIX Shares to AIC, and the MTIX Shareholders shall be entitled upon such surrender to receive in exchange therefor certificates representing the proportionate principal face amount in Notes into which the MTIX Shares theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement.  Until so surrendered, each outstanding certificate which, prior to the Closing Date, represented MTIX Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Notes for which such MTIX Shares have been so exchanged.

(b)          All Notes for which the MTIX Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the MTIX Shares.

(c)          All certificates representing MTIX Shares converted into the right to receive Exchange Securities pursuant to this Article I shall be furnished to AIC subsequent to delivery thereof to the Exchange Agent pursuant to this Agreement.

(d)          On the Closing Date, the stock transfer book of MTIX shall be deemed to be closed and no transfer of MTIX Shares shall thereafter be recorded thereon,

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF AIC

Except as set forth in the Disclosure Schedules in this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made by AIC in this Agreement, AIC hereby represents and warrants to the MTIX Shareholders, as of the date of this Agreement and as of the Closing Date, as follows:

2.1          Organization, Standing and Power. AIC is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.  The AIC Common Stock is currently quoted on the OTC Pink Sheets operated by the OTC Markets Group and will as promptly as practicable be eligible for quotation on the OTCQB in the United States.  AIC is duly qualified to do business as a foreign corporation doing business in each state in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect on AIC or its business. Other than the Subsidiaries, AIC does not have an ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

2.2          Capitalization.

(a)          On or about the date of this Agreement, there are 85,000,000 shares of capital stock of AIC authorized, consisting of (i) 75,000,000 shares of AIC Common Stock and (ii) 10,000,000 shares of AIC Preferred Stock, of which (A) 50,000 shares have been designated as AIC Class A Preferred Stock and (B) 100,000 shares have been designated as AIC Class B Preferred Stock. On or about the date of this Agreement, there are (i) 5,092,254 AIC Common Stock issued and outstanding, (ii) 50,000 shares of AIC Class A Preferred Stock issued and outstanding, (iii) no shares of AIC Class B Preferred Stock issued and outstanding, (iv) debt instruments convertible into an aggregate of 7,404,152 shares of AIC Common Stock, and (iv) (A) warrants entitling the holder to purchase 5,100,000 shares of AIC Common Stock at a weighted average exercise price of $0.34 per share and (B) options, expiring on October 27, 2027, entitling the holders to purchase 3,000,000 shares of AIC Common Stock at a weighted average exercise price of $ 0.16 per share. At Closing, AIC shall provide the MTIX Shareholders with Exhibit H, which shall be true and accurate.

(b)          On or about the date of this Agreement, Philou Ventures, LLC (the “AIC Principal Shareholder”) shall own of record and beneficially 214,000 shares of AIC Common Stock and 50,000 shares of AIC Class A Preferred Stock.  Consequently, the AIC Principal Shareholder is the record and beneficial owner of approximately 31.22% of the issued and outstanding AIC Common Stock, as at the date of this Agreement. The balance of the AIC Common Stock issued and outstanding includes AIC Common Stock in the public float and restricted AIC Common Stock.  Except as disclosed in Section 2.2(a) above, no shares of AIC Common Stock have been reserved for issuance to any Person, and there are no other outstanding rights, warrants, options or agreements for the purchase of AIC Common Stock except as provided in this Agreement.  All outstanding shares AIC Common Stock are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law.

(c)          As at the date of this Agreement and on the Closing Date, the Fully-Diluted AIC Shares shall be 52,128,325 Common Stock, assuming that (i) the Notes are convertible into shares of AIC Common Stock at a conversion price of $0.50 per share, (ii) the shares of AIC Class B Preferred Stock are convertible into shares of AIC Common Stock at a conversion rate of $0.50 per share and (iii) the issuance of Stock Options to purchase an aggregate of 531,919 shares of AIC Common Stock to the members of the MTIX Management Group.

2.3          Authority for Agreement. The execution, delivery, and performance of this Agreement by AIC has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of AIC enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.   The execution, delivery and performance of this Agreement and compliance with its provisions by AIC will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under (whether with or without notice or lapse of time or both), AIC's Certificate of Incorporation or Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which AIC is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, injunction, charge, rule or regulation or other restriction of any governmental agency applicable to AIC except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on AIC.  Except as set forth in Schedule 2.3, no consent, filing with or notification to, or approval or authorization of any governmental, regulatory or other authority is required on the part of AIC in connection with the execution, delivery and performance of this Agreement.

2.4          Issuance of Notes and Note Conversion Shares.  The issuance of the Notes has been duly and validly authorized. The shares of AIC Common Stock issuable upon conversion of the Notes (the “Note Conversion Shares” and with the Preferred Conversion Shares, the “Conversion Shares”) issuable to the MTIX Shareholders as the holders of the MTIX Shares will, when issued pursuant to conversion of the Notes, be duly and validly authorized and issued, fully paid and non-assessable.

2.5          Financial Statements.

(a)          AIC has made available to MTIX copies of its audited financial statements at November 30, 2014 and November 30, 2015 and for the two fiscal years then ended, and the unaudited financial statement as at August 31, 2016 and for the nine months then ended (collectively, “AIC Financial Statements”).

(b)          Each set of financial statements (including, in each case, any related notes thereto) contained in the AIC Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto).  Such financial statements fairly present the consolidated financial position of AIC as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments.

(c)          Except as disclosed in the consolidated financial statements contained in the AIC Financial Statements or on Schedule 2.5(c) hereof, there has been no material change in the financial condition, operations or business of AIC since August 31, 2016 (the “AIC Balance Sheet Date”).

(d)          Except as otherwise disclosed in the consolidated financial statements contained in the AIC Financial Statements, AIC does not have any liabilities.

2.6          Absence of Certain Changes or Events.  Since the AIC Balance Sheet Date:

(a)          there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of AIC or (ii) any damage, destruction, or loss to AIC (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of AIC;

(b)          AIC has not (i) amended its articles of incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of AIC; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or any of its employees whose monthly compensation exceeds $25,000; or (viii) introduced or made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)          AIC has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business or reflected in the most recent AIC Financial Statements; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent AIC balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $25,000), or cancelled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $25,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of AIC; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)          to the knowledge of AIC, AIC has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of AIC.

2.7          Intellectual Property and Intangible Assets.  AIC has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business.  No rights of any other person are violated by the use by AIC of any intellectual property.  None of the intellectual property utilized in the operation of the business of AIC has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of AIC, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

2.8          Governmental Consent.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with AIC, is required by or with respect to AIC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the NRS.

2.9          Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the knowledge of AIC threatened against or affecting, AIC or any of its assets or properties before any court or arbitrator or any governmental or other body, agency or official in which an unfavorable outcome would materially harm AIC’s financial positon.

2.10        Interested Party Transactions.  Except as set forth in Schedule 2.10, AIC is not indebted to any officer or director of AIC (except for compensation and reimbursement of expenses incurred in the ordinary course of business and payment of which is not overdue), and no such person is indebted to AIC.

2.11        Compliance with Applicable Laws.  The business of AIC has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which both individually and also in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect.  No investigation or review by any governmental entity with respect to AIC is pending or, to the knowledge of AIC after reasonable inquiry, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which both individually and also in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect.  AIC has not been threatened or subject to delisting on any exchange on which it is traded.

2.12        No Undisclosed Liabilities. Except as set forth on Schedule 2.12, there are no liabilities or debts of AIC of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

2.13        Tax Returns and Payment.  Except as set forth in Schedule 2.13, AIC has duly and timely filed all Tax Returns required to be filed by it and has duly and timely paid all Taxes.   Except as disclosed in the AIC Financial Statements, there is no claim for Taxes that is a lien against the property of AIC other than liens for Taxes not yet due and payable, none of which Taxes is material.  AIC has not received notification of any audit of any Tax Return of AIC being conducted or pending by a Tax authority, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by AIC which is currently in effect, and AIC is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any amount in excess of the amount reflected on the AIC Financial Statements.

2.14        Employee Benefits.  There is no employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) no other benefit plan, program, contract or arrangement of any kind whatsoever, covering the employees or consultants of AIC or which is sponsored, maintained or contributed to by AIC or to which AIC has an obligation to contribute (all such employee benefit plans and other benefit plans, programs, contracts or arrangements hereinafter individually and collectively called the “Employee Benefit Plan(s)”).

2.15        AIC Public Filings.   All public filings by AIC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements contained in such public filings not misleading in any material respect.  Except as set forth on Schedule 2.14, all AIC public filings under the Exchange Act have been timely made.  AIC is not in violation of the listing requirements of the OTC Pink Sheets operated by the OTC Markets Group and does not reasonably anticipate that the Common Stock will be delisted by the OTC Pink Sheets operated by the OTC Markets Group in the foreseeable future, nor are the Company’s securities “chilled” by FINRA. AIC and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

2.16        Bad Actor. No officer or director of AIC would be disqualified under Rule 506(d) of the Securities Act as amended on the basis of being a "bad actor" as that term is established in the September 19, 2013 Small Entity Compliance Guide published by the Securities and Exchange Commission.

2.17        Shell Company.  AIC represents that it is not a “shell company.”  On March 18, 2015, it last filed its report providing Form 10 type information.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MTIX SHAREHOLDERS.

Except as set forth in the Disclosure Schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made by the MTIX Shareholders in this Agreement and for purposes of Section 3.17, the MTIX Shareholders hereby jointly and severally represent and warrant to AIC, as of the date of this Agreement and as of the Closing Date, as follows:

3.1         Organization, Standing and Authority; Ownership of Shares. MTIX is a corporation duly organized, validly existing and in good standing under the laws of England and Wales. MTIX has the full corporate power and corporate authority to execute, deliver and perform each Transaction Document to which it is a party. MTIX is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification.  Each of the MTIX Shareholders has all right, power and authority to execute and deliver this Agreement and each Transaction Document to which he or it is a party and to perform his or its obligations hereunder and thereunder.  The Majority Shareholder and the Minority Shareholders are the registered and the beneficial owners of all of the MTIX Shares listed on Schedule 3.1, in each case free and clear of Encumbrances of any type or description and there are no options, agreements or other Encumbrances of any other person, firm or corporation in existence which could restrict or limit the respective MTIX Shareholder’s ability to transfer to AIC good and marketable title to all of the MTIX Shares free and clear of all such Encumbrances.

3.2          Authorization of Agreement.  The execution, delivery, and performance of this Agreement by each of the  MTIX Shareholders has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of each of the MTIX Shareholders enforceable against each of them in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.  The execution, delivery and performance of this Agreement and compliance with its provisions by the MTIX Shareholders will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under (whether with or without notice or lapse of time or both), MTIX’s Memorandum of Association or Articles of Association, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which MTIX or any of the MTIX Shareholders is a party or by which it or he or any of its or his properties are bound, or any decree, judgment, order, statute, injunction, charge, rule or regulation or other restriction of any governmental agency applicable to MTIX and the MTIX Shareholders except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on AIC.  Except as set forth in Schedule 3.2, no consent, filing with or notification to, or approval or authorization of any governmental, regulatory or other authority is required on the part of MTIX or any of the MTIX Shareholders in connection with the execution, delivery and performance of this Agreement.

3.3          No Conflict.  None of the execution, delivery or performance of this Agreement by any MTIX Shareholder, the consummation of the Exchange or any other transaction contemplated by this Agreement, or compliance by MTIX or any MTIX Shareholder with any of the provisions of this Agreement will (with or without notice or lapse of time, or both):  (a) conflict with or violate any provision of Articles of Association of MTIX (the “MTIX Charter Documents”); or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of MTIX pursuant to any Contract or permit to which MTIX is a party or by which it or any of its properties or assets may be bound or affected, except, with respect to clause (b), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on MTIX.

3.4          Financial Statements.

(a)          Descriptions of MTIX’s financial accounting policies and practices with respect to revenue recognition, inventory, recording and accrual of expenses, write down of assets, and depreciation are set forth in Schedule 3.4 (the “Accounting Principles”).  MTIX has provided to AIC true, complete and correct copies of its statutory balance sheet as at May 31, 2016 and May 31, 2015, and the related statements of income (loss) and statements of cash flows for the two fiscal years ended May 31, 2016 and the unaudited financial statements for the six months ended November 30, 2016 (the “MTIX Financial Statements”).  The MTIX Financial Statements were prepared in accordance with the books and records of MTIX and using the Accounting Principles consistently applied.

(b)          Prior to Closing, the MTIX Financial Statements (including any related notes thereto) shall have been converted into financial statements prepared in accordance with GAAP (the “MTIX GAAP Financial Statements”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto).  Such MTIX GAAP Financial Statements shall fairly present the consolidated financial position of MTIX as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments. The MTIX GAAP Financial Statements shall, no later than ten (10) days prior to the Closing Date, have been audited pursuant to and in accordance with US GAAS and delivered to AIC.

(c)          Except as disclosed in the MTIX GAAP Financial Statements or on Schedule 3.4(c) hereof, there has been no material change in the financial condition, operations or business of MTIX since November 30, 2016 (the “MTIX Balance Sheet Date”).

(d)          Except as otherwise disclosed in the MTIX GAAP Financial Statements or on Schedule 3.4(c) hereof,, MTIX does not have any liabilities, except those incurred in the ordinary course of business since the MTIX Balance Sheet Date.

3.5          Absence of Material Adverse Change; Distributions.  Except as set out in Schedule 3.5, since the Balance Sheet Date, MTIX has operated only in the ordinary course and since that date, there has not been any change in the business, operations, results of operations, assets or condition (financial or otherwise) of MTIX that has had or might reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.5 since that date:

(a)          MTIX has not, in a single transaction or a series of related transactions, sold, transferred, or disposed of any of its assets, tangible or intangible, which, individually or in the aggregate, have a fair market value in excess of $5,000, other than sale of products and services in the ordinary course of business;

(b)          MTIX has not entered into any Material Contract;

(c)          no Person (including MTIX and the MTIX Shareholders) has accelerated, terminated, modified, or cancelled any Material Contract;

(d)          MTIX has not incurred any loans or borrowings in excess of US$ 25,000 or granted or suffered to exist any Encumbrance upon any of its assets, tangible or intangible;

(e)          MTIX has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the ordinary course of business;

(f)          MTIX has not made any capital investment in, any loan to, or any acquisition of the securities or (otherwise than in the ordinary course of business) assets of, any other Person (or series of related capital investments, loans, and (otherwise than in the ordinary course of business) acquisition in excess of US$ 25,000;

(g)          MTIX has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed or otherwise become liable for any indebtedness except in the ordinary course of business;

(h)          MTIX has not cancelled, compromised, waived, or released any right or claim;

(j)           MTIX has not licensed, sold or otherwise transferred any rights under or with respect to any Intellectual Property;

(k)          there has been no change made or authorized in the MTIX Charter Documents;

(l)           MTIX has not issued any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m)         MTIX has not directly or indirectly, (i) made, paid or declared any dividend or distribution in respect of its capital stock, or repurchased or redeemed any such capital stock (ii) paid any interest or principal in respect of, or otherwise made any payment in connection with, any indebtedness, (iii) paid any management or other fees to the MTIX Shareholders or any of their respective Affiliates, (iv) made any other payment in respect of any liability, obligation or commitment to the MTIX Shareholders or any of their respective Affiliates, (v) assumed, guaranteed, or otherwise become liable (directly or contingently) for any liability or obligation of the MTIX Shareholders or any of their respective Affiliates, or (vi) entered into any other transaction, commitment or understanding with the MTIX Shareholders or any of their respective Affiliates or for the benefit of any of them;

(n)          MTIX has not experienced any damage or destruction to or loss of (whether or not covered by insurance) to its property in excess of $5,000 in the aggregate;

(o)          MTIX has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(p)          MTIX has not granted any increase in the base compensation of any of its directors, officers, or employees outside the ordinary course of business;

(q)          MTIX has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

(r)          MTIX has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

(s)          MTIX has not made or pledged to make any charitable or other capital contribution;

(t)          there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving MTIX that would have a Material Adverse Effect;

(u)          MTIX has not made an election with respect to Taxes that was not previously made, nor has it changed or revoked an election with respect to Taxes that was previously made; and

(v)          MTIX has not committed or agreed, orally or in writing, to any of the foregoing and the giving of notice by any Person or the passage of time will not result in the occurrence of any of the foregoing.

3.6          Customer and Suppliers. Schedule 3.6 sets forth, for the fiscal periods ended May 31, 2016 and the six months ended November 30, 2016, the top ten major customers and the top ten major suppliers of MTIX indicating materials and/or services supplied or purchased and a list identifying unwritten key arrangements with same, including rebate and incentive arrangements.

3.7          Accounts Receivable.  MTIX has provided to AIC a copy of the schedule of its accounts receivable as of May 31, 2016 and November 30, 2016, together with an aging analysis.

3.8          No Litigation; Compliance with Laws; Permits; Consents; Defaults.

(a)          Other than as set forth on Schedule 3.8(a), there is no outstanding claim or other Proceeding pending by or against, or, to the knowledge of the MTIX Shareholders, threatened by or against, MTIX (including at law or in equity or before or by any Governmental Authority or arbitrator), or affecting or relating to, the MTIX Shares or the assets of MTIX in which an unfavorable outcome would have a Material Adverse Effect on MTIX.

(b)          MTIX is in compliance in all material respects with all applicable laws. Without limiting the generality of the foregoing, MTIX is in compliance in all material respects with all laws relating to (i) employment, including any relating to workers’ compensation, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, and the payment of social security and similar taxes and (ii) the environment, health, and safety, in each case, applicable to MTIX, its business and its assets and properties.

(c)          No written notice has been received by the MTIX Shareholders or MTIX during the past three years alleging any violation of law by MTIX.

(d)          MTIX has all Permits, including without limitation all Permits that are required pursuant to environmental, health or safety laws for the occupation of its facilities used or held for use by MTIX and the operation of its business, necessary for the conduct and operation of its businesses as currently conducted, including owning and using the assets and properties of MTIX in the manner MTIX currently owns and uses the same (“Material Permits”). The Material Permits are listed in Schedule 3.8 and are valid and in full force and effect.  MTIX is in material compliance with the terms and conditions of all Material Permits. No Permit and no notice to any Governmental Authority is required on the part of the MTIX Shareholders in connection with the execution, delivery and performance of this Agreement or any Transaction Document.

(e)          No notification to and no authorization, consent, approval, license, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, MTIX and/or the MTIX Shareholders (collectively, the “MTIX Parties”) in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by the signatories hereto.  No notice has been issued and no investigation, inquiry or review is pending or, to the knowledge of any of the MTIX Parties, threatened by any Governmental Authority with respect to (i) any alleged violation by MTIX of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of MTIX.  There are no defaults, and none of the MTIX Shareholders has any knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Exchange or the other transactions contemplated hereby (the “Transactions”) or otherwise, in any obligation to be performed by any party to a Contract to which MTIX is a party or by which it is bound which would have a Material Adverse Effect.

3.9          Taxes.   Except as set forth in Schedule 3.9:

(a)          MTIX has filed with the appropriate Taxing Authorities all Tax returns that it was or is required to file. All such Tax returns were correct and complete in all material respects. All Taxes owed by MTIX that are or have been due and payable have been paid.  MTIX is not currently the beneficiary of any extension of time within which to file any Tax Return. In the past seven years, no claim has ever been made by an authority in a jurisdiction where MTIX does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and, to the knowledge of MTIX, there is no basis for such a claim.  There are no Encumbrances on any of the assets of MTIX that relate to Taxes (other than Taxes not yet due and payable).

(b)          MTIX has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)          There is no dispute or claim concerning any Tax Liability of MTIX either (i) claimed or raised by any authority in writing to MTIX or (ii) as to which MTIX has knowledge based upon personal contact with any agent of such authority.

(d)          MTIX has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

The unpaid Taxes of MTIX (i) did not, as of November 30, 2016, exceed its reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the November 30, 2016 Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MTIX in filing its Tax Returns.

3.10        Material Contracts.  Schedule 3.10 contains a true, complete and correct list of each Material Contract.  The MTIX Shareholders have made available to AIC true complete and correct copies of all written Material Contracts. All Material Contracts are in writing. To the knowledge of the MTIX Shareholders, each of the Material Contracts is valid and in full force and effect.  Except for defaults that, individually or in the aggregate, have not had and will not have a Material Adverse Effect (a) neither MTIX nor, to the knowledge of the MTIX Shareholders, any other party to any Material Contract is in default under the terms thereof and (b) there has been no written claims of any material default. No party to any Material Contract has notified the MTIX Shareholders of its intention to cease to perform any material obligations required to be performed by it thereunder or withhold any material payment required to be made by it thereunder.

3.11        Labor Matters.  During the past three years, there has not been, (a) any strike, slowdown, picketing or organized work stoppage by any of the Employees, (b) any proceeding pending against or, to the knowledge of the MTIX Shareholders, threatened against, MTIX relating to the alleged material violation of any law pertaining to labor relations or other employment matters, including any charge or complaint filed by an employee or union with any Governmental Authority, (c) any application for certification of a collective bargaining representative or other effort to organize any of its respective Employees for the purpose of forming or joining a union, or (d) any lockout of any Employees by MTIX.

3.12        Employee Benefit Plans and Benefit Arrangements.  MTIX has provided to AIC copies of all existing Employee Benefit Plans and all such Employee Benefit Plans are listed on Schedule 3.12.

(a)          Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of the  applicable laws in England governing pensions and other Employee Benefit Plans.

(b)          MTIX’s execution of, and the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director, agent or consultant of MTIX to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or other benefit (whether under any Employee Benefit Plan or otherwise) to any such employee, officer, director, agent or consultant.

(c)          There are no pending claims by or on behalf of any Employee Benefit Plan or by or on behalf of any individual participant or beneficiary of an Employee Benefit Plan alleging breach of fiduciary duty or breach of any provision of the Employee Benefit Plan to pay benefits on the part of MTIX or any of its officers, directors or employees, nor to the knowledge of the MTIX Shareholders, is there any threatened claim or any basis for such a claim.

3.13        Personal Property; Intellectual Property Rights.

(a)          All of the property other than real property (other than Intellectual Property) reflected in the November 30, 2016 Balance Sheet is in existence (except for dispositions made in the ordinary course of business since the date of the November 30, 2016 Balance Sheet). MTIX has good and marketable title to all of its assets and properties, free and clear of all Encumbrances and such assets and properties consist of all of the assets and properties required by MTIX to conduct its business consistent with past practice. To the knowledge of the MTIX Shareholders, there are no material defects, latent or patent, in its personal property.

(b)          Except as set out in Schedule 3.13, which qualifies the whole of this Section 3.13(b), MTIX owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used for the operation of MTIX’s business as presently conducted.  Each item of Intellectual Property owned or used by MTIX immediately prior to the Closing hereunder will be owned or available for use by MTIX on identical terms and conditions immediately subsequent to the Closing hereunder.  To the knowledge of Minority MTIX Shareholders, MTIX has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses, provided that this representation shall be qualified, in the case of the Minority Shareholders, to their actual knowledge.  Schedule 3.14(b) sets forth a true, correct and complete list (together with description, registration number and registration date) of each item of Intellectual Property owned by MTIX or used in the operation of MTIX business, and, to the extent registered with any Governmental Authority, the name, date of registration and registration number of each such item. MTIX has not interfered with, infringed upon, misappropriated, or violated any rights in Intellectual Property of third parties in any material respect, and has not within the past six years received any claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation thereof, provided that this representation shall be qualified, in the case of the Minority Shareholders, to their actual knowledge.  To the knowledge of the MTIX Shareholders, no third party has interfered with, infringed upon, misappropriated, or violated in any material respect any Intellectual Property of MTIX.  The Intellectual Property of MTIX constitutes all the Intellectual Property that is material to the conduct of the business of MTIX as now conducted.  All software used or held for use by MTIX is owned by MTIX or used or held for use in accordance with all applicable Contracts, and MTIX has paid all amounts required to be paid in connection therewith.  MTIX has taken reasonable steps to protect its Confidential Information and trade secrets.  Each independent contractor who has provided material services to MTIX, and each employee who has provided material services to MTIX otherwise than in the normal course of his or her employment, has agreed to assign to MTIX all inventions developed in the course of such services.

3.14        Insurance.  Schedule 3.14 contains a true, correct and complete list of all insurance policies pursuant to which MTIX is insured excluding, however, any insurance policies related to Employee Benefit Plans or Benefit Arrangements. All of MTIX’s insurance policies are current fully paid in accordance with their terms. Except for routine non-material claims by Employees, there are no pending claims under such insurance policies. MTIX has not failed to give any material notice or present any material claim under any such policy in a due and timely fashion. There are no outstanding unpaid claims by MTIX under any such policy. MTIX has not received a notice of cancellation or non-renewal of any such policy.

3.15        Employees.  Schedule 3.15 contains a true, correct and complete list of the name, start date, current annual salary, amount of any bonuses paid for the fiscal year ended May 31, 2016, expense accounts, other special benefits or perquisites (including the use of an automobile), and the amounts of accrued sick days and vacation days of each Employee.  To the knowledge of the MTIX Shareholders, no Employee recently has threatened to terminate his or her employment. Neither MTIX nor, to the knowledge of the MTIX Shareholders, any Employee, is restricted, directly or indirectly, by any Contract, including any agreement regarding confidentiality, from carrying on the business of MTIX anywhere in the world.  There are no claims pending or, to the knowledge of the MTIX Shareholders, threatened regarding compensation (including but not limited to claims related to sales commissions, minimum wage or overtime) or any other conditions or terms of employment or the termination thereof concerning the business of MTIX.  There have been no promises or undertakings by MTIX to continue the employment of any employee or contractor for a fixed or stated duration or to continue or increase the compensation of any employee or contractor (otherwise than as provided in the relevant contract).  MTIX has no liability with respect to independent contractors who perform or have performed services for MTIX under any Employee Benefit Plan or other benefit arrangements of any kind whatsoever or under applicable law.  MTIX has kept complete and up-to-date employment records required by applicable law to be created and maintained in connection with its business.  All of the individuals who provide services to MTIX are employees of MTIX.

3.16        Affiliated Transactions.

(a)          MTIX has directly and indirectly conducted or otherwise operated its business only through assets and properties owned or leased by it.

(b)          Except as set forth in Schedule 3.16, MTIX does not owe any amount to, or have any Contract with, (other than amounts reimbursable for expenses and salary arising in the ordinary course of business to such individuals and consistent with past practices), any member of the MTIX Shareholders or their Affiliates or any of its other directors, officers, employees or consultants.

(c)          Except as set forth in Schedule 3.16, none of the MTIX Shareholders or their respective Affiliates owns any asset or property used by MTIX.

3.17        Investment Representations. Each of the MTIX Shareholders severally makes the following representations and warranties.

(a)          The MTIX Shareholder is, and on each date on which the MTIX Shareholder continues to own restricted Securities will be, an “Accredited Investor” as defined in Rule 501(a) under the Securities Act. In general, an “Accredited Investor” is deemed to be an institution with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 (excluding the value of such person’s principal residence) or annual income exceeding $200,000 or $300,000 jointly with his spouse.

(b)          The MTIX Shareholder hereby acknowledges and represents that (a) the MTIX Shareholder has knowledge and experience in business and financial matters, prior investment experience, including investment in securities that are non-listed, unregistered and/or not traded on a national securities exchange or the MTIX Shareholder has employed the services of a “purchaser representative” (as defined in Rule 501 of Regulation D), attorney and/or accountant to read all of the documents furnished or made available by AIC to the MTIX Shareholder to evaluate the merits and risks of such an investment on the MTIX Shareholder’s behalf; (b) the MTIX Shareholder recognizes the highly speculative nature of this investment; and (c) the MTIX Shareholder is able to bear the economic risk that the MTIX Shareholder hereby assumes.

(c)          The MTIX Shareholder hereby acknowledges receipt and careful review of this Agreement, and any documents which may have been made available upon request as reflected therein (collectively referred to as the “Offering Materials”) and hereby represents that the MTIX Shareholder has been furnished by AIC all information regarding AIC and any additional information that the MTIX Shareholder has requested or desired to know.

(d)          In making the decision to acquire the Securities the MTIX Shareholder has relied solely upon the information provided by AIC in the Offering Materials.  To the extent necessary, the MTIX Shareholder has retained, at its own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and the acquisition of the Securities hereunder. The MTIX Shareholder disclaims reliance on any statements made or information provided by any person or entity in the course of the MTIX Shareholder’s consideration of an investment in the Securities other than the Offering Materials.

(e)          The MTIX Shareholder hereby represents that the MTIX Shareholder, either by reason of the MTIX Shareholder’s business or financial experience or the business or financial experience of the MTIX Shareholder’s professional advisors (who are unaffiliated with and not, directly or indirectly, compensated by AIC or any affiliate or selling agent of AIC), has the capacity to protect the MTIX Shareholder’s own interests in connection with the transaction contemplated hereby.

(f)          The MTIX Shareholder understands that the Securities have not been registered under the Securities Act or under any state securities or “blue sky” laws and agrees not to sell, pledge, assign or otherwise transfer or dispose of the Securities unless they are registered under the Securities Act and under any applicable state securities or “blue sky” laws or unless an exemption from such registration is available.

(g)          The MTIX Shareholder understands that the Securities have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon the MTIX Shareholder’s investment intention.  In this connection, the MTIX Shareholder hereby represents that the MTIX Shareholder is acquiring the Securities for the MTIX Shareholder’s own account for investment and not with a view toward the resale or distribution to others. Notwithstanding the foregoing, however, by making the representations herein, such MTIX Shareholder does not agree, or make any representation or warranty, to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(h)          The MTIX Shareholder understands that the AIC Common Stock is not currently traded or quoted on any national securities exchange and that there is no market for the AIC Common Stock other than the OTC Pink Sheets operated by the OTC Markets Group on which the AIC Common Stock is quoted under the symbol “AVLP.”  The MTIX Shareholder understands that even if a public market develops for the Common Stock, Rule 144 (“Rule 144”) promulgated under the Securities Act requires for non-affiliates, among other conditions, a six month holding period prior to the resale of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act.  The MTIX Shareholder understands and hereby acknowledges that AIC is under no obligation to register any of the Securities under the Securities Act or any state securities or “blue sky” laws other than as set forth herein or under the Registration Rights Agreement.

(i)          The MTIX Shareholder consents to the placement of a legend on any certificate or other document evidencing the Securities (and the underlying Conversion Shares)  that such Securities have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement.  The MTIX Shareholder is aware that AIC will make a notation in its records with respect to the restrictions on the transferability of such Securities. The legend to be placed on each certificate shall be in a form substantially similar to the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

(j)          The MTIX Shareholder hereby represents that the address of the MTIX Shareholder furnished by MTIX Shareholder on the signature page hereof is the MTIX Shareholder’s principal residence if MTIX Shareholder is an individual or its principal business address if it is a corporation or other entity.

(k)          The MTIX Shareholder represents that the MTIX Shareholder has full power and authority (corporate, statutory and otherwise) to execute and deliver this Agreement and to acquire the Securities.  This Agreement constitutes the legal, valid and binding obligation of the MTIX Shareholder, enforceable against the MTIX Shareholder in accordance with its terms.

(l)            If the MTIX Shareholder is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh Plan, or other tax-exempt entity, it is authorized and qualified to invest in AIC and the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so.

(m)         The MTIX Shareholder represents that he is not a Registered Representative of a Financial Industry Regulatory Authority (“FINRA”) member firm.

(n)          The MTIX Shareholder acknowledges that at such time, if ever, as the Securities are registered, sales of the Securities will be subject to state securities laws.

(o)          The MTIX Shareholder agrees not to issue any public statement with respect to the MTIX Shareholder’s acquisition of shares of AIC Common Stock or the terms of this Agreement or any other agreement or covenant between him and AIC without AIC’s prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation.

(p)          The MTIX Shareholder agrees to hold AIC and its directors, officers, employees, affiliates, controlling persons and agents and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of (a) any sale or distribution of the Securities by the MTIX Shareholder in violation of the Securities Act or any applicable state securities or “blue sky” laws; or (b) any false representation or warranty or any breach or failure by the MTIX Shareholder to comply with any covenant made by the MTIX Shareholder in this Agreement (including the Confidential Investor Questionnaire contained in Article VII herein) or any other document furnished by the MTIX Shareholder to any of the foregoing in connection with this transaction.

3.18        Real Property.

(a)          MTIX does not own, directly or indirectly, any freehold interest in real property.

(b)          Schedule 3.19 sets forth a true and correct list of all real property leased or subleased to MTIX.  MTIX has delivered to AIC correct and complete copies of the leases and subleases referred to in Schedule 3.19. With respect to each lease and sublease listed in Schedule 3.19:

(i) all facilities leased or subleased by MTIX has received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

(ii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

3.19        Title to the MTIX Shares.  The MTIX Shareholders are the true and lawful registered holders and beneficial owners, of the MTIX Shares listed opposite the name of each of the MTIX Shareholders on Schedule 3.19, free and clear of all Encumbrances. Upon the consummation of the Exchange, AIC will receive good and valid title to all of the MTIX Shares, free and clear of all Encumbrances. Other than the rights and obligations arising under this Agreement, none of the MTIX Shares is subject to any rights of any other Person to acquire the same.

3.20        Capital Stock.  Except for this Agreement and the Transaction Documents, there exists no outstanding options, warrants, subscription or other rights or arrangements relating to, or with respect to, any equity interest in MTIX. MTIX is not a participant in any joint venture or partnership with any other Person. MTIX has no subsidiaries or any equity investment in any other Person.  The authorized share capital of MTIX is set forth on Schedule 3.21, which also sets forth the name and address of each holder of MTIX Shares, and the number of shares held, beneficially or of register, by each such Person. Except as set forth on Schedule 3.20, MTIX has not authorized or issued any preference shares. All of the issued shares in the capital of MTIX is duly authorized and validly issued and fully paid.  None of such shares was issued in violation of any pre-emptive or preferential right.

3.21        Officers and Directors.  Schedule 3.21 lists all of the officers and directors of MTIX as of the date of this Agreement.

3.22        Powers of Attorney; Bank and Security Accounts.  MTIX has not given any power of attorney to any Person other than its officers and directors in their capacities as such, including with respect to any of the assets or properties of MTIX. None of the MTIX Shareholders has given any power of attorney to any Person in respect of any of the MTIX Shares. The only bank accounts and security accounts of MTIX are those listed in Schedule 3.22.

3.23        Breach of Warranty.  Each of the MTIX Shareholders severally warrants to the others that he is not aware of any fact, matter or thing that is inconsistent with any of the statements set out in this Article III or which would render any such statement false, inaccurate or misleading.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

4.1          Covenants of MTIX Shareholders.   Each of the MTIX Shareholders severally (not jointly and severally) covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement, he will take such steps as lie within his or its powers to procure that MTIX shall, other than as contemplated by this Agreement or for the purposes of effecting the Exchange and Closing pursuant to this Agreement or other than to the extent no Material Adverse Effect would be incurred, conduct its business and the business of MTIX, only as presently operated and solely in the ordinary course, and consistent with such operation.  In addition to the foregoing and, in connection therewith, each of the MTIX Shareholders severally (not jointly and severally) undertakes that he shall take such steps as lie within his or its powers to procure that MTIX does not, without the prior written consent of AIC, do any of the following:

(a)          amend the MTIX Charter Documents;

(b)          pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(c)          merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)          sell, transfer, or otherwise dispose of any material assets required for the operations of MTIX and MTIX’s business except in the ordinary course of business, consistent with past practices;

(e)          create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on any of  its material assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or provided to or by AIC and/or any of its Affiliates;

(f)           make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

(g)          declare or pay any dividends on or make any distribution of any kind with respect to the MTIX Shares;

(h)          fail to notify AIC immediately in the event of any material loss of or damage to any of MTIX and MTIX material assets;

(i)           fail to pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

(j)          fail to seek to preserve the present material employees, reputation and business organization of MTIX’s relationship with its significant clients and others having business dealings with it;

(k)          issue any additional MTIX Shares or share capital of MTIX or take any action affecting the capitalization of MTIX or the Fully-Diluted MTIX Shares;

(l)           fail to use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to MTIX’s business, operations or assets where such violation would have a Material Adverse Effect;

(m)          grant any severance or termination pay to any director, officer or any other employees of MTIX, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

(n)          change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

(o)          terminate or waive any material right of substantial value other than in the ordinary course of business; or

(p)          enter into any material contract or commitment other than in the ordinary course of business.

4.2          Covenants of AIC.  AIC covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement, AIC shall, other than as contemplated by this Agreement or for the purposes of effecting the Exchange and Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of the Majority Shareholder, AIC shall procure that AIC shall not do any of the following:

(a)          except as otherwise contemplated by this Agreement, amend its Certificate of Incorporation or Bylaws;

(b)          pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(c)          merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)          create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other Encumbrance on any of its assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or provided to or by MTIX and MTIX and/or any of their respective Affiliates;

(e)          make any capital expenditure or series of capital expenditures except in the ordinary course of business;

(f)          declare or pay any dividends on or make any distribution of any kind with respect to the AIC shares;

(g)          fail to pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

(h)          fail to seek to preserve the present employees, reputation and business organization of AIC and AIC’s relationship with its clients and others having business dealings with it;

(i)           except as contemplated by this Agreement, change its outstanding capital stock or issue any  shares or take any action affecting the capitalization of AIC;

(j)           fail to use commercially reasonable efforts to comply with and not be in default or violation under any law, regulation, decree or order applicable to AIC’s business or operations where such violation would have a Material Adverse Effect;

(k)          grant any severance or termination pay to any director, officer or any other employees of AIC, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

(l)           change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

(m)         terminate or waive any right of substantial value other than in the ordinary course of business; or

(n)          shall not enter into any material contract or commitment other than in the ordinary course of business.

4.3          AIC Actions at Closing.

(a)          Management Team.  At Closing, MTIX shall commence paying salaries in arrears as set forth in the Employment Agreement and any other employment agreement entered into in connection with the Exchange.

(b)          Board of Directors.  Provided that MTIX shall have delivered to AIC completed officer’s and director’s questionnaires by two individuals selected by the Majority Shareholder (the “MTIX Designees”) to AIC and its counsel no later than five (5) business days prior to Closing, which questionnaires shall have been approved by AIC or its counsel, AIC shall take all action necessary to have, effective immediately upon the Closing, the MTIX Designees appointed as members of the board of directors of AIC.  The membership of the board of director of MTIX shall be the same as the board of directors of AIC.

4.4          Additional Covenants and Agreements.  The Parties hereto do hereby mutually covenant and agree as to the matters set forth in Sections 4.4 below:

(a)          Announcement.  No Party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law or securities regulation.  Notwithstanding anything in this Section 4.4 to the contrary, the Parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law.

(b)          Notification of Certain Matters.  Each of the MTIX Shareholders shall take such steps as lie within their respective powers to procure that MTIX shall give prompt written notice to AIC, and AIC shall give prompt written notice to MTIX and the MTIX Shareholders, of the relevant Party or Parties becoming aware of:

(i)          The occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

(ii)          Any material failure of MTIX, on the one hand, or AIC, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)          Reasonable Efforts.  Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) and with their respective policies to consummate and make effective the Exchange and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

(i)          The preparation and filing of all forms, registrations and notices required to be filed to consummate the Exchange, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

(ii)         The satisfaction of the other Party's conditions precedent to Closing.

(d)          Access to Information.

(i)          Inspection by MTIX Shareholders.  AIC will make available for inspection by MTIX Shareholders and their advisers, during normal business hours and in a manner so as not to interfere with normal business operations, all of AIC’s records (including tax records), books of account, premises, contracts and all other documents in AIC’s possession or control that are reasonably requested by MTIX Shareholders or their advisers to inspect and examine the business and affairs of AIC.  AIC will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of MTIX Shareholders concerning the business and affairs of AIC.  MTIX Shareholders will treat and hold as confidential any information they receive from AIC in the course of the reviews contemplated by this Section 4.4(d).  No examination by MTIX Shareholders will, however, constitute a waiver or relinquishment by MTIX Shareholders of its respective rights to rely on AIC’s covenants, representations and warranties made herein or pursuant hereto.

(ii)         Inspection by AIC.  MTIX Shareholders will make available for inspection by AIC, during normal business hours and in a manner so as not to interfere with normal business operations, all of MTIX’s records (including tax records), books of account, premises, contracts and all other documents in MTIX’s possession or control that are reasonably requested by AIC to inspect and examine the business and affairs of MTIX.  MTIX will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of AIC concerning the business and affairs of MTIX.  AIC will treat and hold as confidential any information it receives from MTIX in the course of the reviews contemplated by this Section 4.4(d).  No examination by AIC will, however, constitute a waiver or relinquishment by AIC of its rights to rely on MTIX’s and the MTIX Shareholders’ covenants, representations and warranties made herein or pursuant hereto.

(e)          Certificate of Designation.  At the Closing Date of the Exchange, AIC shall cause to be filed with the Secretary of State of the State of Nevada, the Certificate of Designation for the AIC Class B Preferred Stock.

(f)          AIC Stock Option Plan. At the Closing Date of the Exchange, AIC shall have adopted the Plan in the form of Exhibit F annexed hereto, and shall have issued 531,919 MTIX Management Group Options in the form of Exhibit G annexed hereto.

(g)          Notice of Developments.  Each Party shall give prompt written notice to the others of any development causing a breach of any of its representations and warranties contained in this Agreement.  No disclosure by any Party pursuant to this Section 4.4(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(h)          Non-Competition and Other Restrictive Covenants Agreement.

(i)          During the three (3) year period immediately following the Closing Date (the “Restrictive Period”), unless AIC shall be in default under this Agreement or any of the other Transaction Documents, each of the MTIX Shareholders, either by being a Party hereto, severally agrees with AIC for its own benefit and, separately, with MTIX, not to, directly or indirectly, and to cause its Affiliates not to, directly or indirectly, whether as an owner, proprietor, shareholder, equity holder, partner, officer, director, employee, manager or consultant or in any other capacity (collectively, “Capacity”), compete with the business of MTIX.

(ii)         Unless AIC shall be in default under this Agreement or any other Transaction Document, during the Restrictive Period, except as may be for the sole and direct benefit of AIC, each MTIX Shareholder severally agrees not to directly or indirectly, and to cause his Affiliates not to directly or indirectly, in any Capacity, (i) solicit, induce, or attempt to induce (or assist or direct any Person to solicit, induce or attempt to induce) any customer of MTIX (A) to cease doing business in whole or in part with or through AIC or MTIX, or (B) to do business with any other Person that sells goods or performs services similar to or competitive with those provided by AIC or MTIX (collectively, a “Competitive Business”); (ii) engage alone or with any other Person in any Competitive Business; (iii) realize any economic benefit arising from or related to doing any Competitive Business in whole or in part with any current customers of MTIX, or (iv) manufacture, sell, license, design or attempt to sell or license any Intellectual Property, technology, products, parts, assemblies or components which could constitute a Competitive Business to or for any customer of MTIX.  At any time during the Restrictive Period, the term “customer,” as used in this Section 4.4(h), includes any Person (x) who was during the Restrictive Period, a customer of MTIX, and (y) who was a customer at any time within the two year period immediately preceding such time. Notwithstanding the foregoing, the passive ownership by any member of the MTIX Shareholders or their respective Affiliates of less than five percent (5%) of the securities of any publicly traded entity shall not be deemed a breach of this Section 4.4(h).

(iii)        During the Restrictive Period, each MTIX Shareholder severally agrees not to, directly or indirectly, and to cause his Affiliates not to, directly or indirectly, in any Capacity, (a) make any use of or disclose any Confidential Information or (b) solicit or employ or attempt to solicit or employ any employees of AIC or MTIX.

(iv)        Each MTIX Shareholder acknowledges and agrees that (i) each of the covenants set forth in this Section 4.4(h) is necessary for the protection of MTIX and AIC and that the nature and scope of each such covenant is reasonable and that having regard to those facts those covenants do not work harshly on him; (ii) there may be no adequate remedy at law for any breach of said covenants, and MTIX and/or AIC shall therefore be entitled to injunctive relief without the necessity of posting any bond or showing any actual damages in the event of a breach or threatened breach thereof by any MTIX Shareholder or any of their respective Affiliates; (iii) to the extent any provisions of this Section 4.4(h) cannot be enforced in full, it shall be enforced to the maximum extent permitted by law, and any unenforceable provision in whole or in part shall not impair any other provision hereunder; (iv) without prejudice to the acknowledgement and agreement in (i) above, if any of the provisions of this Section 4.4(h), by themselves or taken together, shall  be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of MTIX and AIC but would be adjudged reasonable if part or parts of the wording in this Section 4.4(h) of words used in this Section 4.4(h) (in the case of those definitions, only to the extent of their application to this Section 4.4(h)) were deleted or amended or qualified or the periods thereof were reduced or the range of products dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply on the basis of such modification or modifications to this Section 4.4(h) of the words used in this Section 4.4(h) (to the extent only of their application to this Section 4.4(h)) as may either be necessary or as may be reasonably required by either of MTIX or AIC to make it or them valid and effective; and (v) each MTIX Shareholder acknowledges that he has had the opportunity to take independent advice on the restrictions in this Section 4.4(h).

4.5          Additional Covenants and Agreements of MTIX and the MTIX Shareholders.  Each of the MTIX Shareholders severally (not jointly and severally) covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement, he will take such steps as lie within his or its powers to procure that MTIX shall, other than as contemplated by this Agreement or for the purposes of effecting the Exchange and Closing pursuant to this Agreement or other than to the extent no Material Adverse Effect would be incurred, will:

(a)           No Shop.  From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, MTIX shall not, and none of the MTIX Shareholders shall, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a portion of the assets of MTIX, other than in connection with the transactions contemplated by this Agreement.  MTIX shall immediately advise the AIC of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

(b)          Form 8-K Information. MTIX shall provide AIC with the MTIX GAAP Financial Statements, pro forma financial information and all footnotes thereto and auditor’s letters relating to its business as may be requested by AIC in order for AIC to comply with its reporting and disclosure obligations under the rules and regulations of the Commission (the “Form 8-K Financial Information”), in connection with AIC’s preparation of its Current Report on Form 8-K, and any amendments thereto, regarding the Closing (the “Closing Form 8-K”).  MTIX shall, and the MTIX Shareholders shall cause MTIX to, provide such Form 8-K Financial Information promptly so as to allow AIC and its independent registered public accounting firm (the “Firm”) to: (i) review all financial statements relating to MTIX as shall be required to be included in said Closing Form 8-K, and (ii) timely file the Closing Form 8-K.  The appropriate MTIX Shareholders shall in a prompt and timely manner provide the Firm with such management representations as may be requested by the Firm in connection with its review of any financial statements for MTIX relating to the Closing Form 8-K.  In addition, the MTIX Shareholders shall also provide to AIC such additional information regarding MTIX that would be reasonably requested by AIC (the “Form 8-K Business Disclosures”).

(c)           Sale of MTIX. The Parties hereto agree that any sale of MTIX or substantially all of its assets by AIC shall require the mutual consent of the holders of the majority of each of the AIC Class A Preferred Stock and the AIC Class B Preferred Stock.

4.6          Over the Counter Market.  AIC covenants and agrees with the MTIX Shareholders to have its shares quoted on the Over the Counter Quotations Bureau Market in the United States prior to the Closing Date.

ARTICLE V
CONDITIONS OF CLOSING

5.1          Conditions Precedent to Obligations of AIC.  Consummation of the acquisition of the MTIX Securities by AIC is subject to the fulfillment by MTIX or waiver by AIC on or prior to the Closing Date of each of the following conditions:

(a)          The representations and warranties contained in Article III hereof (with specific reference, inclusive of the Disclosure Schedule) shall be true and correct at and as of the Agreement Date and shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, provided that the representation and warranties that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date as if made on the Closing Date.

(b)          The MTIX Shareholders, the MTIX Management Group and MTIX shall each have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by them or it hereunder or under the Transaction Documents (as appropriate) prior to or on the Closing Date, including all covenants and agreements on their part to be performed, as set forth in Article IV above.

(c)          There shall not have occurred since the MTIX Balance Sheet Date any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect on the business, operations, results of operations, condition, financial or otherwise, or prospects of MTIX or its assets and properties.

(d)          The MTIX Shareholders shall have delivered and/or properly assigned to AIC at or prior to the Closing all of the documents, agreements and instruments required to be delivered or assigned by any one or more of such Persons pursuant to Section 1.7 of this Agreement.

(e)          No action, claim, suit, investigation, litigation or proceeding shall be pending or threatened before any court, or governmental agency or other quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing or later consummation thereof, (iii) affect adversely the right of AIC to own the MTIX Shares and to control MTIX and its business, (iv) affect adversely the right of MTIX to own its assets and to operate its business or any portion thereof  or (v) be reasonably likely to result in a Material Adverse Effect (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(f)          all outstanding options, warrants or other rights to purchase MTIX Shares, and/or all outstanding notes, preferred stock, or other securities convertible into or exchangeable for shares of MTIX Shares shall (i) have been cancelled and be of no further force and effect, or (ii) converted, exercised or exchanged for MTIX Shares.

5.2          Conditions Precedent to Obligations of the MTIX Shareholders.  Consummation of the sale of the MTIX Shares by the MTIX Shareholders and the requisite actions by the MTIX Shareholders is subject to the fulfillment by AIC or waiver by each of the MTIX Shareholders on or prior to the Closing Date of each of the following conditions:

(a)          The representations and warranties of AIC contained herein and in any Transaction Document shall be true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date, provided that the representation and warranties that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date as if made on the Closing Date.

(b)          AIC shall have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by them or it hereunder prior to or on the Closing Date, including all covenants and agreements on their part to be performed, as set forth in Article IV above.

(c)          AIC shall have delivered and/or properly assigned to the MTIX Shareholders at or prior to the Closing all of the documents, agreements and instruments required to be delivered or assigned by any one or more of such Persons pursuant to Section 1.8 of this Agreement.

(d)          No action, claim, suit, investigation, litigation or proceeding shall be pending or threatened before any court, or governmental agency or other quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing or later consummation thereof or (iii) affect adversely the right of AIC to own the MTIX Shares and control MTIX and its business.

(e)          There shall not have occurred since the AIC Balance Sheet Date any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect on the business, operations, results of operations, condition, financial or otherwise, or prospects of AIC or its assets and properties.

(f)          Each of the (i) the “Purchase and Profit Sharing Agreement,” which means an agreement for the sale and purchase of the textile multi-laser enhancement technology system and a related profit sharing arrangement, and (ii) the related license agreement, each of which shall have been mutually approved by AIC, MTIX and W.T. Johnson & Sons (Huddersfield) Limited, each party in its sole and absolute discretion, prior to their execution, shall have been duly executed by (A) MTIX and (B) W.T. Johnson & Sons (Huddersfield) Limited.

ARTICLE VI
INDEMNIFICATION

6.1          Indemnification by the MTIX Shareholders.  Subject to the provisions of this Article VI, each of the MTIX Shareholders hereby severally agrees to indemnify, defend and hold harmless each AIC Indemnified Party from and against any and all Losses incurred or suffered arising out of any material breach of any warranty that is contained in Article III in this Agreement and which is binding upon that MTIX Shareholder.

6.2          Indemnification by AIC Subject to the provisions of this Article VI, AIC agrees to indemnify, defend and hold harmless each MTIX Shareholder Indemnified Party from and against any and all Losses incurred or suffered arising out of any breach of any representation or warranty in this Agreement and/or in any Transaction Document made or given by AIC.

6.3          Other Indemnification Arrangements.

(a)          Notwithstanding the other provisions of this Article VI, no Indemnitor shall be liable under this Article VI or otherwise for a breach of representation or warranty unless the Indemnitee gives notice of a claim against such Indemnitor giving reasonable details of the claim and the events which gave rise to the claim and, if practicable, the Indemnitee’s genuine pre-estimate of the amount of the claim not later than 12 months (the “Claims Period”) after the Closing Date (and for the avoidance of doubt, claims asserted in writing before such date shall be deemed timely made regardless of whether litigation or arbitration proceedings are commenced by such date)  and proceedings in respect of any claim so notified are commenced (by the issue and service of a claim form) within six months of such notification if the claim is not settled within such six month period.  Such limitation shall not apply to Indemnifiable Claims arising out of an inaccuracy of a statement, or a breach of warranty, as applicable, set forth in Section 3.24, which shall survive the Claims Period without limitation.

(b)          Indemnitee agrees to give to the Indemnitor prompt written notice of any claim with respect to which it may be entitled to indemnity or damages hereunder (but the obligations of Indemnitor under this Article 6.3 or otherwise shall not be impaired by failure to give such notice except to the extent said failure actually causes Losses to, or prejudices the rights of Indemnitor). Indemnitor shall have the right to (and shall upon the request of Indemnitee) assume, with counsel reasonably satisfactory to Indemnitee, the defense of any such claim brought by a third party. After Indemnitor’s written confirmation of the assumption of the defense of any such claim and its obligation to indemnify and hold harmless Indemnitee in respect thereof Indemnitor shall not be responsible for the legal fees and expenses of counsel independently retained by Indemnitee during the continuance of such assumption (but shall be liable for any such fees and expenses other than during the continuance of such assumption).  Indemnitor may effect any settlement, adjustment or other compromise (collectively, “Settlement”) of any such claim without the consent of Indemnitee if Indemnitor has paid, or made adequate provision for the payment of, the amount of such Settlement at the time thereof and obtained a complete release respecting any such claims against the Indemnitee, as applicable, provided that before entering into any Settlement that involves any remedy other than the payment of money by Indemnitor, Indemnitor shall obtain the prior written consent of Indemnitee, which shall not be unreasonably withheld,  denied or delayed.  Indemnitee may, at its election, employ counsel at its own expense in connection with the handling of any such claim. Indemnitee shall have the right to enter into any Settlement of any such claim provided Indemnitee shall not be entitled to any indemnification or damages hereunder in connection with the payment of any amounts pursuant to any Settlement agreed to by it unless such Settlement is consented to in writing by Indemnitor, which consent shall not be unreasonably withheld, denied or delayed. The Parties agree to cooperate with each other in connection with the defense, negotiation or Settlement of any claim of a third party.

(c)          The Indemnitee shall not be entitled to claim more than once in respect of the same loss or damage.  The Indemnitee shall not have any claim under this Agreement in respect of any matter to the extent that the facts which might result in a claim or possible claim were fairly disclosed in the Disclosure Schedule or in this Agreement or the other documents referred to in this Agreement.

(d)          No Indemnitor shall have a liability for a claim under this Agreement unless and until such claim reaches final determination, which means:

(i)          the relevant Indemnitor(s) and the Indemnitee agreeing a settlement in respect of the relevant claim or it being otherwise satisfied; or

(ii)         an order or a decree of a court of competent jurisdiction being given in proceedings in respect of a relevant claim and such order or decree being final and not or no longer appealable.

(e)          If any claim under this Agreement is based upon a liability that is contingent only an Indemnitor shall not be liable to make any payment to an Indemnitee, unless and until such contingent liability becomes an actual liability and is discharged and in the case of a claim under the warranties set out in Section 3 loss is proven.

(f)          Where an Indemnitee is at any time entitled to recover from some other Person any sum in respect of any matter giving rise to a claim under this Agreement the Indemnitee shall undertake all reasonable steps to enforce such recovery prior to taking any actions (other than notifying the Indemnitor of the claim) against an Indemnitor and in the event that an Indemnitee or MTIX shall recover any amount from such other Person the amount of the claim against an Indemnitor shall be reduced by the amount recovered less the reasonable costs incurred by the Indemnitee or MTIX in recovering that sum from such other person.

(g)          If an Indemnitor makes any payment to an Indemnitee in relation to any claim under this Agreement and the Indemnitee or MTIX subsequently receives from a third party any amount referable to, or any benefit which would not have been received but for the circumstances giving rise to, the subject matter of that claim, the Indemnitee shall, once it or MTIX has received such amount or benefit, immediately repay or procure the repayment to the Indemnitor of either:

(i)          the amount of such receipt (after deducting an amount equal to the reasonable costs of the Indemnitee or MTIX incurred in recovering such receipt and any taxation payable on it); or if lesser,

(ii)         the amount paid in respect of such claim by the Indemnitor together with any interest or repayment supplement paid to the Indemnitee or MTIX in respect of it.

(h)          Nothing in this Section shall in any way affect or prejudice the Indemnitee’s common law duty to mitigate its loss.

(i)           AIC shall not be entitled to claim in respect of any matter provided for in the MTIX Financial Statements.

(j)           The MTIX Shareholders shall not be entitled to claim in respect of any matters provided for in the AIC Financial Statements.

6.4          Maximum Liability.  The aggregate liability of the Indemnitor in respect of all claims under this Agreement will not exceed an amount equal to the consideration received by that Indemnitor under this Agreement.  The only remedy of the Indemnitee against the Majority Shareholder shall be set-off against the Notes and the shares of AIC Class B Preferred Stock held by the Majority Shareholder or the value of his AIC Common Stock at the time of Settlement of the claim, including any proceeds derived from his sale of such shares.  The only remedy of the Indemnitee against each of the Minority Shareholders shall be set-off against the Note held by the respective Minority Shareholder or the value of his respective shares of AIC Common Stock at the time of the claim by AIC, including any proceeds derived from his sale of such shares.

6.5          Small claims throw away.  An Indemnitor will not be liable for any claim unless the amount of the liability in respect of that claim (excluding interest and costs) exceeds $5,000.

6.6          Threshold.  A Indemnitor will not be liable for any claim unless and until the amount of the liability in respect of that claim, when aggregated with the amount of the liability in respect of all other claims (excluding any amounts in respect of a claim for which the Indemnitor has no liability because of Article 6.5), exceeds $50,000 in which event the Indemnitor will be liable for the whole amount of such liability and not merely for the excess.

6.7          Fraud. The limitations set out in this Article VI shall not apply to an Indemnitor in respect of Liabilities arising from fraud or willful non-disclosure on the part of that Indemnitor, its agents or advisers.

ARTICLE VIII
MISCELLANEOUS

7.1          Termination.  The Parties may terminate this Agreement as provided below:

(a)          AIC and the Majority Shareholder, acting on behalf of the MTIX Shareholders, may terminate this Agreement by mutual written agreement at any time prior to the Closing.

(b)          AIC may terminate this Agreement by giving written notice to the MTIX Shareholders at any time prior to the Closing (i) if any of the MTIX Shareholders has breached any material representation, warranty, or covenant contained in this Agreement, AIC has notified the MTIX Shareholders in writing of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (ii) if the Closing shall not have occurred on or before May 31, 2017 (the “Outside Closing Date”), unless the failure results primarily from AIC breaching any material representation, warranty, or covenant on its or his part to be observed or performed that is contained in this Agreement.

(c)          The Majority Shareholder may terminate this Agreement by giving written notice to AIC at any time prior to the Closing (i) if AIC has breached any material representation, warranty, or covenant contained in this Agreement, any MTIX Shareholder has notified AIC in writing of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (ii) if the Closing shall not have occurred on or before the Outside Closing Date, unless the failure results primarily from any of the MTIX Shareholders wishing to exercise the right of termination themselves breaching any representation, warranty, or covenant on their part to be observed or performed that is contained in this Agreement.

For the purposes of Article 7, “material” shall mean a matter giving rise to a Liability or Loss in excess of $1,000,000.

7.2          Effect of Termination.

(a)          If any Party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).  Unless Closing occurs, the only remedy of AIC shall be termination such that no monetary compensation shall be due to AIC unless Closing takes place.

(b)          As a material inducement to AIC and the MTIX Shareholders entering into this Agreement, each such Party and each of the other Parties hereby agrees that, notwithstanding anything contained elsewhere in this Agreement, if this Agreement is terminated prior to Closing due to any Party’s breach, the non-breaching Parties’ sole remedy against the breaching Party shall be a suit for monetary damages, and not for injunctive relief.

7.3          Entire Agreement, Survival.

(a)          This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the Parties and supersede any previous agreements made or existing between the Parties or any of them before or simultaneously with this Agreement and relating to the subject matter of this Agreement (all of which shall be deemed to have been terminated by mutual consent with effect from the date of this Agreement).

(b)          Each of the Parties acknowledges and agrees that on entering into this Agreement, and the documents referred to herein, does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement.

(c)          The only remedy available to a Party for a breach of this Agreement shall be for breach of contract under the terms of this Agreement.

(d)          Nothing in this Section 7.3 shall, however, operate to limit or exclude any liability for fraud.

(e)          Except as otherwise permitted by this Agreement no change to its terms shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

7.4          Jurisdiction and Governing Law; Jury Trial.

(a)          This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

(b)          Each of the Parties hereto acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement or any other Transaction Document was not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and the other Transaction Documents to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(c)          Each of the Parties hereto hereby waives a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Agreement or any Transaction Document.

7.5          Schedules; Tables of Contents and Headings.  Any section required to be attached and not attached to this Agreement on the Agreement Date shall be deemed to have been attached thereto with the following thereon: “None.” The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally or (b) delivered by a responsible overnight courier service, in each such case delivered or mailed to the Parties at the addresses set forth below (or to such address as a Party may have specified by notice given to the other Parties pursuant to this provision).

7.6          Severability.       In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.7 Expenses.        Each party shall pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents, provided, however, that AIC shall cover any reasonable expenses above $10,000 incurred by MTIX as and when incurred in connection with the transaction contemplated hereunder.

7.8 Notices.        . All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally or (b) delivered by a responsible overnight courier service, in each such case delivered or mailed to the Parties at the addresses set forth below (or to such address as a Party may have specified by notice given to the other Parties pursuant to this provision).  The addresses for such communications shall be:

If to AIC, to:
Avalanche International Corp.
5940 S. Rainbow Blvd.
Las Vegas, NV 89118
Attention: Philip Mansour, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Kesner LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attention: Marc J. Ross, Esq.

If to the MTIX Shareholder(s), to its address number set forth on the Signature Page affixed hereto.  Each party shall provide five (5) days’ prior written notice to the other party of any change in address~~.~~

7.9          Miscellaneous Provisions.

(a)          Subject and without prejudice to Section 7.2(a), all rights and remedies of any Party under any provision of this Agreement shall be in addition to any other rights and remedies provided for by any law of any kind (including all forms of legal and equitable relief, including specific performance), all rights and remedies contemplated in the preceding part of this sentence shall be independent and cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

(b)          Any Party may waive compliance by another with any of the provisions of this Agreement provided that (i) no waiver of any provision shall be construed as a waiver of any other provision, (ii) any waiver must be in writing and shall be strictly construed, and (iii) a waiver in any one instance shall not be deemed a waiver in any subsequent instance.

(c)          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as contemplated by Article VI, the provisions of this Agreement (i) are for the sole benefit of the Parties, and (ii) shall not create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement and consequently no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.  No assignment of this Agreement or of any rights or obligations hereunder, and no declaration of trust in respect of any such rights or the benefit of this Agreement, may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment or declaration of trust without the required consent shall be void; provided, that (i) no such consent shall be required for AIC to assign part or all of its rights under this Agreement to one or more of its Affiliates, but no such assignment shall relieve AIC of any of its obligations under this Agreement as a primary obligor and (ii) AIC shall have the right, without consent, to assign this Agreement and any agreements or other documents relating hereto, as collateral security for AIC’s obligations to its lenders, and such lenders shall have the right, without consent, to assign their rights in and to this Agreement and any such agreements, certificates or other documents, to any purchaser or assignee of such lender’s rights, whether by foreclosure or otherwise, but no such assignment shall relieve AIC of any of its obligations under this Agreement as a primary obligor or foreclose any defenses or rights the MTIX Shareholders may have. AIC shall give the MTIX Shareholders prior notice of any assignment.

(d) This Agreement may be executed via fax and or other electronic transmission in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

(e)  Each Party (severally) shall indemnify and hold harmless the other Parties from and against any and all claims for investment bankers, brokers, finders or similar commissions (“Third Party Commission”) made by any Person as a result of this Agreement and the transactions contemplated hereunder to the extent that any such Third Party Commission was incurred, or alleged to have been incurred, by or through that Party.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AVALANCHE INTERNATIONAL CORP.

By:	/s/ Philip E, Mansour
Name:	Philip Mansour
Title:	Chief Executive Officer

MTIX, LTD.

By:	/s/ Pravin Mistry
Name:	Pravin Mistry
Title:	President & CEO

MAJORITY SHAREHOLDER

By:	/s/ Pravin Mistry
Name:	Pravin Mistry
Title:	an Individual

MINORITY SHAREHOLDERS

By:	/s/ Paul Johnson
Name:	Paul Johnson
Title:	an Individual

By:	/s/ Daniel Johnson
Name:	Daniel Johnson
Title:	an Individual

SCHEDULE 1
DEFINITIONS
In addition to the other terms defined in the Agreement, the following terms shall have the following meanings when used in this Agreement:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person. “Control,” “controlled by” and “under common control with,” as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Agreement Date” means the date of this Agreement.

“Benefit Arrangements” means life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, educational assistance, tuition refund, service award, company car, scholarship, relocation, fringe benefit, contracts and policies or practices of MTIX providing employee or executive compensation or benefits to Employees, whether written or unwritten, other than Employee Benefit Plans.

 “Confidential Information” means information with respect to MTIX relating to customers, suppliers, pricing information, other financial information, techniques and capabilities, product information, market information, processes, formulae, trade secrets, advertising and marketing plans, current strategies and contractual relations; provided, that Confidential Information does not mean information (i) that is or becomes part of the public domain through no fault of the MTIX Shareholders, a Person party to or contract with MTIX relating to confidential or proprietary information of MTIX or any Affiliate, agent or representative, or (ii) that may be required to be disclosed by law or by any Governmental Authority.

“Consents” means consents, authorization, approvals, actions, waivers and similar writings.

“Contract” means any contract, mortgage, indenture, lease, sublease, note, bond,  deed of trust, license, sublicense, purchase order, sales order, undertaking, understanding, plan, commitment, arrangement, instrument,  or other agreement, oral or written, formal or informal.

“Disclosure Schedule” is defined in the introduction to Article III.

“Document” means any Contract, financial statement, registration, certificate (including officer’s certificates), application, other writing or other document.

“Employee Benefit Plans” means: (i) each “employee benefit plan,” (for AIC’s purposes, as defined in Section 3(3) of ERISA), including any Multiemployer Plan, and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right or other equity-based incentive, severance, salary continuation, supplemental unemployment benefits, termination, change-of-control, health, life, disability,  vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) sponsored, maintained, contributed to, or required to be contributed to, by MTIX, or under which  MTIX has or could have any Liability.

“Employees” means all employees of MTIX, including employees on approved leaves of absence (whether family leave, workers compensation, medical leave or otherwise).

“Encumbrance” means any mortgage, pledge, lien, charge, encumbrance, lease, security interest, license, easement, restriction, encroachment, condition, covenant, claim, exception, option, equity, right, other interest or other encumbrance of any kind or nature (whether absolute, accrued, disputed, contingent or otherwise).

“Financial Statements” means each of the Balance Sheets and the annual and interim statements of operations, changes in cash flow and changes in shareholders equity.

“Governmental Authority” means any United Kingdom, United States and/or foreign federal, state, local or other governmental authority of any kind or nature, including any department, subdivision, commission, board, bureau, regulatory agency, agency or instrumentality thereof, any court and any administrative agency, and any comparable body performing any governmental functions.

“Indemnifiable Claim” means any claim or other Proceeding with respect to which an Indemnitee may be entitled to indemnification or damages under this Agreement.

“Indemnitee” means the Party or other Person seeking indemnification or damages pursuant to this Agreement.

“Indemnitor” means the Party that is required or requested to provide indemnification or damages pursuant to this Agreement.

“Intellectual Property” means all (i) patent and patent rights, trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights, service marks and service mark rights, and all pending applications for and registrations of the same; (ii) brand names, trade dress, business and product names, logos and slogans, and (iii) proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), designs, processes, market research and other data, computer software and programs (including source codes and related documentation), formulae, inventions and other ideas, methodologies, and technical information, (iv) claims of the owner of any intellectual property for infringement of its rights by a third party, no matter when arising, and (v) other intellectual property.

“Law” means, as to any Person, the certificate of incorporation and by-laws, and any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree) or Consent of a court, other Governmental Authority or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues or to which such Person or any of its assets or revenues are subject.

“Liabilities” means any liabilities, commitments or other obligations of any kind or nature whatsoever, accrued, fixed, contingent or otherwise, liquidated or unliquidated, direct or indirect, choate or inchoate, determined, determinable or non-determinable, due or to become due.

“Losses” means any and all Liabilities, losses, claims (including allegations), demands, other Proceedings, damages, deficiencies, assessments, judgments, fines, penalties, reasonable costs (including remediation, renewal or response costs, and costs of investigation), and reasonable expenses (including reasonable legal fees and expenses, including reasonable legal fees and expenses incurred in the enforcement of the obligations under Section 6.1 or Section 6.2).

“Material Adverse Effect” means a material adverse effect upon the businesses, operations, results of operations, assets, condition (financial or otherwise) of MTIX or AIC (when taken as a combined whole).

 “Material Contract” means any (i) Contract to which MTIX is a party or by which any of its assets or properties is bound or subject that (a) requires an expenditure by or payment to MTIX of more than $15,000 for such Contract or a series of related Contracts (whether or not performed in part); (b) requires performance or payment to or by MTIX after December 31, 2016; (c) materially restricts MTIX from engaging in its business or in using any of its assets or properties; (d) is a collective bargaining agreement or a similar type of agreement; (e) relates to any Real Property; (f) is a loan or credit agreement, capital lease or other agreement for borrowed money of over $15,000; (g) is a guaranty, letter of credit or other surety arrangement given by MTIX; (h) creates an Encumbrance on any of the assets or properties of MTIX; (i) is a license, distribution or supply agreement (other than a “shrink-wrap” software license agreement); (j) is a customer agreement (other than a purchaser order entered into in the ordinary course of business); (k) is an agreement for the purchase of assets or stock or related to any business combination entered into outside the ordinary course of business; or (l) otherwise is material to MTIX or, (ii) a Contract to which any of the MTIX Shareholders is a party or by which any of his assets or properties is bound or subject that encumbers or otherwise relates to the Shares.

“NRS” means the Nevada Revised Statutes of the State of Nevada, United States of America

“Permits” means all authorizations, licenses, registrations, franchises, variances, consents, clearances, waivers, certificates, other approvals and similar writings granted or issued by any Governmental Authority.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, Governmental Authority or any other entity.

“Proceedings” means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Authority.

“Real Property” means all of the real property owned and/or leased by MTIX, including any portion thereof, listed in Schedule 3.19 and more particularly described in the Lease.

“Transaction Documents” means this Agreement, any documents appended hereto as an Exhibit and all agreements, documents and instruments executed and delivered pursuant thereto

“Taxation Authority” means the HMR&C or any other statutory, governmental, federal, state, provincial or local government authority, body or official.

“Taxes” means any and all taxes or assessments of any kind or nature whatsoever, whether imposed in the United Kingdom, the United States or elsewhere in the world, including any and all income, franchise, gross receipts, sales, alternative, add-on, minimum, employment, real property, personal property, business, capital stock, use and occupancy, ad valorem, transfer, license, excise, stamp, other transfer, estimated, withholding, service, payroll and recording taxes and any related penalties, charges, interest and other additions thereto.

“To the knowledge of the MTIX Shareholders” (and reasonably similar terms) means “to the best of the knowledge and belief of the MTIX Shareholders after reasonable inquiry of the management of MTIX.”

Exhibit A

FORM OF NOTE

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE CORPORATION.

Original Issue Date: [__________], 2017

Principal Amount:  [$9,500,000]

AVALANCHE INTERNATIONAL CORP.
7% SECURED CONVERTIBLE PROMISSORY NOTE

THIS 7% SECURED CONVERTIBLE PROMISSORY NOTE is one of a series of duly authorized and validly issued 7% Secured Convertible Notes of Avalanche International Corp., a Nevada corporation, (the “Corporation”), having its principal place of business at 5940 S. Rainbow Blvd., Las Vegas, NV 89118, designated as its 7% Secured Convertible Note due ___________ __, 2022 (this promissory note, the “Note” and, collectively with the other promissory notes of like tenor, the “Notes”). This Note is being issued pursuant to the Exchange Agreement (as defined below) among the Corporation and the original holders of the Notes. By its acceptance of this Note, each Holder agrees to be bound by the terms of the Exchange Agreement. The Notes are secured obligations of the Corporation, to the extent provided for in the Security Agreement dated as of the date of the Exchange Agreement (the “Security Agreement”) entered into among the Corporation and the holders of the Note. This Note is a direct obligation of the Corporation and ranks pari passu in right of payment with all other Notes now or hereafter issued in accordance with the Exchange Agreement under the terms set forth herein.

FOR VALUE RECEIVED, the Corporation promises to pay to                                      or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $                         on ____________ __, 2022 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay Interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1          Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Exchange Agreement and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(b).

 “Bankruptcy Event” means any of the following events: (a) the Corporation commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation, (b) there is commenced against the Corporation any such case or proceeding that is not dismissed within 90days after commencement, (c) the Corporation is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 30 calendar days after such appointment, (e) the Corporation makes a general assignment for the benefit of creditors or (f) the Corporation calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(e).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

 “Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of the Notes and the Securities issued together with the Notes), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Collateral” has the meaning given in the Security Agreement.

“Common Stock Equivalents” means any securities of the Corporation which entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Effectiveness Period” shall have the meaning set forth in the Registration Rights Agreement.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions and redemptions required to have been effected by virtue of one or more valid Notices of Conversion of the Holder, if any, (b) all of the Conversion Shares issuable pursuant to the Notes may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions and the Corporation is in compliance with any applicable current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder (and the Corporation believes, in good faith, that such compliance will continue uninterrupted for the foreseeable future), (c) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Notes are listed or quoted for trading on such Trading Market, (d) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable upon conversion of the Notes contemplated to be converted, (e) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, and (f) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Exchange Agreement” means the Share Exchange Agreement, dated as of March 3, 2017 by and among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Fundamental Transaction” shall have the meaning set forth in Section 5(d).

“Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable, accrued expenses or deferred revenue  incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP; provided, further, however, that in no event shall the term Indebtedness include the capital stock surplus, retained earnings, minority interests in the common stock of subsidiaries, operating lease obligations, amounts payable for license fees, royalties and similar items as may be incurred by the Corporation, reserves for deferred income taxes and investment credits, other deferred credits or reserves.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Issuable Maximum” shall have the meaning set forth in Section 4(f).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction, other than restrictions imposed by securities laws.

“Majority in Interest” means, at any time of determination, fifty-one percent (51%) in interest (based on then-outstanding principal amounts of Notes at the time of such determination) of the holders of Notes.

“Mandatory Default Amount” means the sum of (a) 100% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest hereon, and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Permitted Indebtedness” “Permitted Indebtedness” means (a) Indebtedness incurred by the Corporation that is made expressly subordinate in right of payment to the Indebtedness evidenced by the Notes; (b) Indebtedness secured by Permitted Liens, including without limitation Indebtedness incurred in connection with arrangements contemplated by clause (h) of the definition of the term “Permitted Liens” subject to the lienholder’s entering into an attornment agreement in form satisfactory to Holder; (c) Indebtedness to trade creditors or for professional services incurred in the ordinary course of business; (d) all capital lease obligations and other obligations or liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by the subject Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property and the present value of lease payments due under synthetic leases; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person in the ordinary course of the business of such Person; (f) purchase money financing and equipment financing facilities covering existing and newly-acquired property, plant or equipment; (g) Indebtedness of any amount outstanding immediately prior to the execution of this Agreement; and (h) extensions, refinancings and renewals of any items of Permitted Indebtedness described above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Corporation or its Subsidiaries, as the case may be. Permitted Indebtedness shall include, without limitation, (i) the principal amount of such Indebtedness, (ii) unpaid accrued interest thereon, and (iii) all other obligations of the Corporation arising out of the Permitted Indebtedness now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against the Corporation of any bankruptcy, reorganization or similar proceeding.

“Permitted Liens” shall have the meaning ascribed thereto in the Security Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Exchange Agreement, among the Corporation and the original Holders, in the form attached to the Exchange Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Registrable Securities (as such term is defined in the Registration Rights Agreement) by each Holder as provided for in the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(d)(ii).

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of any national securities exchange upon which the shares of Common Stock may be traded, if any, from the shareholders of the Corporation with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Peron’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% of which any such Person is a general partner or may exercise the powers of a general partner.

“Successor Entity” shall have the meaning set forth in Section 5(d).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Markets Inc. (or any successors to any of the foregoing).

“Transaction Documents” means the Exchange Agreement, the Notes, the Certificate of Designation, the Registration Rights Agreement, the Security Agreement, the Escrow Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Notes and the Class B Preferred Stock.

Section 2.              Interest.

(a)           Payment of Interest. The Corporation shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 7% per annum, payable in arrears on (i) each date on which any principal amount of this Note is being converted (as to that principal amount being converted), (ii) at the option of the Holder, on the first day of each calendar quarter after the Original Issue Date by issuing and delivering that number of shares of Common Stock determined by dividing the interest accrued for such quarter by the average price per share for the ten (10) trading days immediately preceding the determination date as reported by Bloomberg, L.P. and (iii) on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.

(b)           Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, has been made.

(c)           Prepayment.  Commencing two (2) years from the Original Issue Date (the “Commencement Date”), the Corporation may prepay any portion of the principal amount of this Note without the prior written consent of the Holder, provided, however, that (i) the Corporation shall provide the Holder with 90 days’ notice of such prepayment, and (ii) any prepayment is done on a pro rata basis on all Notes then outstanding.

(d)           Sale of Principal. The Majority Shareholder may sell in a private sale $50,000 per month of principal under the Notes until MTIX receives purchase orders for 4 machines; thereafter he may sell $100,000 per month of principal under its Note until an aggregate of twelve successive principal payments have been made. Alternatively, the Majority Shareholder may require repayment of principal by the Corporation under his Note in amounts of up to $50,000 per month. The Holder shall provide the Corporation with thirty (30) days’ notice of his intention to sell or require repayment of principal and the Corporation shall use its commercially reasonable efforts to obtain, if necessary, an opinion of counsel regarding such intended sale as promptly as practicable. Upon receipt of a notice from the Majority Shareholder of his: (i) sale of a portion of the Note to a third party, or (ii) election to require a repayment of principal, the Corporation will pay down principal in the applicable amount.  Upon wither the Majority Shareholder’s sale of a portion of the Note to a third party or the Corporation’s repayment of any dollar amount provided for hereunder, the principal amount under the of shall be reduced commensurately upon such payment.

Section 3.              Registration of Transfers, Exchanges, Set-off.

(a)           Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other cost will be payable by the Holder for such registration of transfer or exchange.

(b)          Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Exchange Agreement and may be transferred or exchanged only in compliance with the Exchange Agreement and applicable federal and state securities laws and regulations.

(c)          Reliance on Note Register. Prior to due presentment for transfer to the Corporation of this Note, the Corporation and any agent of the Corporation may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Corporation nor any such agent shall be affected by notice to the contrary.

(d)          Register.  The Corporation shall keep a register of Holders which is available to view free of charge by Holders.

(e)          Enforcement.  The Corporation covenants with each of the Noteholders to perform and observe the obligations in this instrument to the intent that this instrument shall enure for the benefit of all persons for the time being registered as holders of any Notes, each of whom may sue for the performance and observance of the provisions of this instrument so far as his holding is concerned.

(f)           Set-off.  Each Noteholder shall be recognized by the Corporation as entitled to the Notes registered in his name free from any equity, defense, set-off or cross-claim on the part of the Corporation against the original, or any intermediate, Noteholder.

Section 4.            Conversion.

(a)          Voluntary Conversion.  At any time after the Original Issue Date until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(e) and Section 4(f) hereof). The Holder shall effect conversions by delivering to the Corporation a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Corporation unless the entire principal amount of this Note has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Corporation shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Corporation may deliver an objection to any Notice of Conversion within two (2) Business Days of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Corporation shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b)          Mandatory Conversion. Notwithstanding anything herein to the contrary, beginning on the Commencement Date, the Corporation may, within 5 Trading Days thereof deliver a written notice to the Holder (a “Mandatory Conversion Notice” and the date such notice is delivered to the Holder, the “Mandatory Conversion Notice Date”) to cause the Holder to convert all or part of the then outstanding principal amount of this Note plus accrued but unpaid interest, liquidated damages and other amounts owing to the Holder under this Note (“Mandatory Conversion”), it being agreed that the “Conversion Date” for purposes of Section 4 shall be deemed to occur on the third Trading Day following the Mandatory Conversion Notice Date (such third Trading Day, the “Mandatory Conversion Date”).  Any Mandatory Conversion will be done on a pro rata basis on all Notes then outstanding.  The Corporation may not deliver a Mandatory Conversion Notice, and any Mandatory Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions are met (unless waived in writing by the applicable Holder) during 20 of the 30 Trading Days preceding Commencement Date; further, the Corporation may only issue a Mandatory Conversion Notice to any one Holder to the extent that such Holder’s beneficial ownership of the Common Stock would not exceed 9.99% of the number of shares of Common Stock outstanding immediately following the Mandatory Conversion.  Any Mandatory Conversion shall, subject to the preceding sentence, be applied ratably to all Holders based on their initial acquisitions of Notes pursuant to the Exchange Agreement, provided that any voluntary conversions by a Holder shall be applied against the Holder’s pro rata allocation, thereby decreasing the aggregate amount mandatorily converted hereunder if only a portion of this Note is mandatorily converted.

(c)          Conversion Price. The conversion price in effect on any Conversion Date shall be equal to either (i) if the aggregate market capital of the Corporation on the Conversion Date (the “Market Cap”) is $35,000,000 or less, at a 25% discount to the Market Price, or (ii) if the Market Cap is greater than $35,000,000, at a 25% discount to the Market Price, provided that such discount shall be increased by dividing it by the quotient that shall be obtained by dividing $35,0000,000 by the Market Cap at the time of conversion, provided, however, any increase in the discount to the Market Price shall not result in a discount that is greater than a 75%  discount (the “Conversion Price”). For purposes hereof, the term “Market Price” shall mean the average trading price of the Common Stock as quoted by Bloomberg L.P. for the ten (10) trading days immediately preceding the Conversion Date (subject to adjustment as provided in Section 6(d) below).

(d)          Mechanics of Conversion.

(i)           Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion of the principal amount of this Note shall be equal to the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price.

(ii)          Delivery of Certificate Upon Conversion. Not later than ten (10) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of this Note and (B) a bank check in the amount of accrued and unpaid interest.  On or after the later of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date (as defined in the Exchange Agreement), the Corporation shall use its reasonable best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 4(c) electronically through The Depository Trust Corporation (“DTC”) or another established clearing corporation performing similar functions.

(iii)          Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, to issue to the Holder within ten (10) Trading Days after the Corporation’s receipt of a Conversion Notice (whether via facsimile or otherwise), a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Corporation’s share register or to credit the Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Corporation shall pay in cash to the Holder on each day after such tenth (10th) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which the Corporation could have issued such shares of Common Stock to the Holder without violating Section 4(c)(ii) and (2) the Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 4(d)(iii) or otherwise. The Holder agrees, however, that the maximum aggregate damages payable to a Holder hereunder for a Conversion Failure shall be 2% of the amount determined pursuant to the formula set forth in the immediately preceding sentence. In addition to the foregoing, if within ten (10) Trading Days after the Corporation’s receipt of a Conversion Notice (whether via facsimile or otherwise), the Corporation shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Corporation’s share register or credit the Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be), and if on or after such tenth (10th) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation, then, in addition to all other remedies available to the Holder, the Corporation shall, within ten (10) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Conversion Date.

(iv)          Obligation Absolute. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action the Corporation may have against the Holder. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Corporation’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

        (v)          Reservation of Shares Issuable upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than 125% of such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Exchange Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Note. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi)         Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up such fractional share to the next whole share.

(vii)        Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for processing of any Notice of Conversion.

(e)          Holder’s Conversion Limitations. Except with respect to a Mandatory Conversion, as set forth above, the Corporation shall not effectuate any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii)  conversion of the unconverted portion of any other securities of the Corporation, which are subject to a limitation on conversion analogous to the limitation contained herein (including, without limitation, any other Notes or the Class B Preferred Stock) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder, provided, however, that a Holder may, at any time, by written notice to the Corporation, waive the preceding provisions of this paragraph, but any such waiver will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, nor will any such waiver affect any other Holder. The rights and obligations of the Holders are several and not joint and that no action taken by a Holder pursuant to the Notes shall be deemed to create a group or create a presumption that the Holders are in any way acting in concert.  The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(f)            Issuance Limitations. Notwithstanding anything herein to the contrary, if the shares of Common Stock shall be traded on a national securities exchange and the Corporation has not obtained Shareholder Approval, then the Corporation may not issue, upon conversion of either the principal amount of, or Interest thereon, this Note, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date (i) in connection with the conversion of any Notes issued pursuant to the Exchange Agreement, and (ii) in connection with the conversion of the Class B Preferred Stock, would exceed 19.99% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original principal amount of the Holder’s Note by (y) the aggregate original principal amount of all Notes issued on the Original Issue Date to all Holders. In addition, each Holder may allocate its pro-rata portion of the Issuable Maximum among Notes and shares of Class B Preferred Stock held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Holder no longer holds any Notes or shares of Class B Preferred Stock and the amount of shares issued to the Holder pursuant to the Holder’s Notes and shares of Class B Preferred Stock was less than the Holder’s pro-rata share of the Issuable Maximum.  The Corporation will use best efforts to obtain Shareholder Approval and the Holder understands and agrees that shares of Common Stock issued to and then held by the Holder as a result of conversions of Notes shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

(g)          Floor Price.  Notwithstanding the provisions of this Section 4, no adjustment made in accordance with this Section 4 shall cause the Conversion Price to be less than $0.35 (the “Floor Price”).

Section 5.            Certain Adjustments.

(a)          Stock Dividends and Stock Splits. If the Corporation, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Notes or upon the exercise of any options or warrants), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)          Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the shares of Common Stock of the Corporation are effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share Exchange Agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(e) and Section 4(f) on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(e) and Section 4(f) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(b).  Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(c)          Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d)          Notice to the Holder.

(i)           Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)          Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (D) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation, the Corporation shall not be required to provide such notice until such time as it makes public disclosure of such event, at which point it shall simultaneously with its public disclosure, provide notice to the Holder. The Holder shall remain entitled to convert this Note during the period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.             Corporation Representations and Affirmative Covenants

(a)          Prior to the Closing Date, the Corporation will not be in violation of the listing requirements of the Over-the-Counter Quotations Bureau (the “OTCQB”) and does not reasonably anticipate that the Common Stock will be delisted by the OTCQB in the foreseeable future, nor are the Corporation’s securities “chilled” by Financial Industry Regulatory Authority (“FINRA”). The Corporation and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

(b)          No officer or director of the Corporation would be disqualified under Rule 506(d) of the Securities Act as amended on the basis of being a "bad actor" as that term is established in the September 19, 2013 Small Entity Compliance Guide published by the Securities and Exchange Commission (the “Commission”).

(c)          The Corporation represents that it is not a “shell” issuer and has never been a “shell” issuer or that if it previously has been a “shell” issuer that at least 12 months have passed since the Corporation has reported form 10 type information indicating it is no longer a “shell issuer. Further, the Corporation will instruct its counsel to either (i) write a 144 opinion to allow for salability of the conversion shares or (ii) accept such opinion from Holder’s counsel.

(d)          The Corporation shall promptly secure the quotation of the Conversion Shares upon the OTCQB or other automated quotation system and, so long as the Holder owns any of the Securities, shall maintain, so long as any other shares of Common Stock shall be so quoted, such listing of all Conversion Shares from time to time issuable upon conversion of the Note. The Corporation will obtain and, so long as the Holder owns any of the Securities, maintain the trading of its Common Stock on the OTCQB or any equivalent replacement medium, but excluding any national securities exchange, and will comply in all respects with the Corporation’s reporting, filing and other obligations under the bylaws or rules of the OTC Markets Group, Inc. The Corporation shall promptly provide to the Holder copies of any notices it receives from the OTCQB and any other quotation systems on which the Common Stock is then quoted regarding the continued eligibility of the Common Stock for quotation on such exchanges and quotation systems.

Section 7.             Negative Covenants. As long as any portion of this Note remains outstanding, unless the holders of a Majority in Interest shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a)          other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b)          other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)           repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents pursuant to employee, director or consultant repurchase plans or similar agreements; or

(d)          prepay any Indebtedness, other than the Notes if on a pro-rata basis.

Section 8.             Events of Default.

(a)          “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)          any default in the payment of (A) the principal amount of this Note or (B) liquidated damages and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default is not cured within 90 days;

(ii)          the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60)  consecutive days;

(iii)          the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on the Trading Market for a period of five (5) consecutive days, which default is not cured within 90 days, provided, however, that if such suspension or cessation of trading occurs as a result of any action taken by the Commission, then the cure period shall be 180 days;

(iv)          The Corporation shall not be “current” in its filings with the Commission, which default is not cured within 90 days; or

(v)          any Event of Default contained in the Security Agreement.

(b)          Cross default.  The Company’s obligations under the terms of this Note, the other Transaction Documents and all documents executed in connection herewith and/or therewith shall be cross-defaulted with all financing and other obligations of the Company that are senior to the Note, so that a default under any senior financing accommodations extended by any lender, shall be an Event of Default hereunder.

(c)          Remedies upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus any Late Fees and liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the election of Holders of fifty-one percent (51%) of the outstanding aggregate principal amount of Notes, immediately due and payable in cash at the Mandatory Default Amount.  Such amounts shall become immediately due and payable in cash at the Mandatory Default Amount at the election of the Holder.  Commencing 5 days after the occurrence of and during the continuance of any Event of Default that results in the eventual acceleration of this Note, this Note shall accrue interest at a rate equal to the lesser of 12% per annum or the maximum rate permitted under applicable law.  Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Corporation.  In connection with such acceleration described herein, the Holder need not provide, and the Corporation hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by the election of Holders of fifty-one percent (51%) of the outstanding aggregate principal amount of Notes.  The Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(c).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(d)          Class B Preferred Stock.  Upon the occurrence of an Event of Default and the subsequent payment of the Mandatory Default Amount, each share of Class B Preferred Stock shall immediately be cancelled and be of no further force or effect. In addition, in the event that such Event of Default shall occur prior to the date that shall be two (2) years from the Closing Date and results in the foreclosure of the Intellectual Property (as such term is defined in the Security Agreement), then (i) if any portion of the shares of Class B Preferred Stock shall have been converted into Conversion Shares, then such Conversion Shares shall immediately be cancelled and be of no further force or effect, or (ii) if any Conversion Shares shall have been sold, then the Majority Shareholder shall within two (2) days return to the Corporation all proceeds derived from such sale.

Section 9.             Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Exchange Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii)  the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)          Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Corporation. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

(c)          Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Corporation.

(d)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

(e)           Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Corporation or the Holder must be in writing.

(f)          Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)          Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)          Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(i)           Secured Obligation. The obligations of the Corporation under this Note are secured by certain assets of the Corporation and one of its Subsidiaries pursuant to the Security Agreement, dated as of the date of the Exchange Agreement, between the Corporation and the Secured Parties (as defined therein).

(j)           Dispute Resolution. In the case of a dispute as to the determination of the, Conversion Price, the Corporation or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Corporation or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Corporation are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Corporation or the Holder (as the case may be), then the Corporation shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Corporation and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Price to an independent, outside accountant selected by the Corporation. The Corporation shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

*********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

AVALANCHE INTERNATIONAL CORP.

By:

Name: Philip Mansour

Title: Chief Executive Officer

Facsimile No. for delivery of Notices:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 7% Secured Convertible Note due February __, 2022 of Avalanche International Corp., a Nevada corporation (the “Corporation”), into shares of common stock (the “Common Stock”), of the Corporation according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Corporation that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion: _________________________________________

Principal Amount of Note to be Converted: _______________________

Number of shares of Common Stock to be issued: _______________________

Signature: ______________________________________________________

Name: _________________________________________________________

Address for Delivery of Common Stock Certificates: ________________________________________________________________
________________________________________________________________
Or

DWAC Instructions:

Broker No: ________________________________________________

Account No: _____________________________________________

Schedule 1

CONVERSION SCHEDULE

The 7% Secured Convertible Note due on ________ __, 2022 in the original principal amount of $             is issued by Avalanche International Corp. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Note.

Dated: ________________________

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Corporation Attest

Exhibit B

FORM OF SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is made and entered into by way of deed on  ____________, 2017 by Avalanche International Corp., a Nevada corporation (the “Corporation”), MTIX Ltd, a company formed under the laws of England and Wales (“MTIX”)  and Pravin Mistry of Bridge Cottage, Eastgate, Honley, West Yorkshire HP9 6PA (the “Collateral Agent”) as trustee for the holders for the time being (each, a “Secured Party” and together, the “Secured Parties”) of the Corporation’s 7% Secured Convertible Promissory Notes (the “Notes”) issued pursuant to the Exchange Agreement (as defined below). This Agreement is being executed and delivered by the Corporation and the Secured Parties in connection with that certain Share Exchange Agreement, dated as of the date first set forth above (the “Exchange Agreement”), by and among the Corporation and the Secured Parties. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Exchange Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Exchange Agreement, the Secured Parties have agreed to acquire from the Corporation, and the Corporation has agreed to issue to the Secured Parties, the Notes, pursuant to the terms of the Exchange Agreement;

WHEREAS, the Corporation shall derive substantial direct and/or indirect benefits from the transactions contemplated by the Exchange Agreement; and

 WHEREAS, in order to induce the Secured Parties to enter into the Exchange Agreement MTIX has agreed to execute and deliver to the Secured Parties this Agreement and to grant the security interests described herein to secure the prompt payment, performance and discharge in full of all of the Corporation’s obligations under the Notes.

NOW, THEREFORE, in consideration of the foregoing, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Secured Party, MTIX and the Corporation hereby agree as follows.

SECTION I
INTERPRETATION

Section 1(a).         Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.  Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC (such as “account,” “chattel paper,” “commercial tort claim,” “deposit account,” “document,” “equipment,” “fixtures,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter-of-credit rights,” “proceeds” and “supporting obligations”) shall have the respective meanings given such terms in Article 9 of the UCC.

(a)           “Collateral” means the collateral in which the Collateral Agent as trustee for the Secured Parties is granted a security interest by this Agreement and which consists of the following property of MTIX, whether presently owned or existing or hereafter acquired or coming into existence, wherever situated, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:

(i)            Those assets of MTIX that comprise its Intellectual Property, including but not limited to its multi-laser surface enhancement technology and process (“MLSE”), wherever situated, together with all documents of title and documents representing the same and all improvements thereto; and all contract rights and other general intangibles forming part of or ancillary to its Intellectual Property, including, without limitation, all licenses, computer software (whether “off-the-shelf,” licensed from any third party or developed by MTIX), computer software development rights, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, copyrights and other rights to Intellectual Property used in connection with MLSE; and proceeds of all of the foregoing Collateral set forth above.

(ii)           Those assets of MTIX described below, which MTIX now owns or shall hereafter acquire or create, immediately upon acquisition or creation, wherever located, and includes, but is not limited to, any items listed on any schedule or list attached to this Agreement:

1)          Accounts.  All Accounts, Receivables, Documents, Chattel Paper, Instruments, and General Intangibles, including any rights to any tax refunds from any governmental authority (all of which are hereinafter individually and collectively referred to as "Accounts");

2)          Inventory.  All Inventory and Goods including, but not limited to, raw materials, work in process, finished goods, tangible property, stock in trade, wares and merchandise used in, sold by, or stopped in transit by MTIX;

3)          Equipment.  All Equipment and Fixtures, including all machinery and vehicles, and all substitutions, improvements, replacements and additions thereto;

4)          Investment Property.  All certificated and uncertificated securities, security entitlements, securities accounts, commodity contracts and commodity accounts;

5)          Intangibles.  All ownership interests of any kind, whether stock, membership or partnership or joint venture interests, all contracts and all other intangibles of any kind;

6)          All Assets.  All of MTIX’s other fixed assets, current assets and personal property not described in Paragraphs (1) through (5) above.

(iii)          Notwithstanding the foregoing, none of the following items will be included in the Collateral: (a) assets if the granting of a security interest in such asset would (I) be prohibited by applicable law, or (II) be prohibited by contract; (b) any property and assets, the pledge of which would require approval, license or authorization of any governmental body, unless and until such consent, approval, license or authorization shall have been obtained or waived provided that the Corporation has used commercially reasonable  efforts to obtain or waive such consent, approval, license or authorization; provided, however, that to the extent permitted by applicable law, this Agreement shall create a valid security interest in such asset and, to the extent permitted by applicable law, this Agreement shall create a valid security interest in the proceeds of such asset.

(b)          “Event of Default” has the meaning given in Section V of this Agreement, and (unless the context otherwise requires) means an Event of Default which has not been waived or remedied.

(c)          “Indebtedness” means (x) any liabilities for borrowed money or amounts owing (other than trade accounts payable, accrued expenses or deferred revenue incurred in the ordinary course of business), (y) all guaranties, bonds, letters of credit, bills of exchange, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in MTIX’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any finance lease payments due under leases required to be capitalized in accordance with UK accounting principles and practices applicable to MTIX; provided, further, however, that in no event shall the term Indebtedness include the capital stock surplus, retained earnings, minority interests in the common stock of subsidiaries, operating lease obligations, reserves for deferred income taxes and investment credits, other deferred credits or reserves.

(d)           “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under UK, multinational or foreign laws or otherwise, including, without limitation, (i) all copyrights arising under the laws of the UK, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the UK Intellectual Property Office, (ii) all letters patent in the UK or any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent in the UK or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the UK or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (iv) all trade secrets arising under the laws of the UK, any other country or any political subdivision thereof, (v) all rights to obtain any reissues, renewals or extensions of the foregoing, (vi) all licenses for any of the foregoing, and (vii) all causes of action for infringement of the foregoing and including, without limitation, all know-how relating to MLSE.

(e)           “Insolvency Act” means the Insolvency Act 1986.

(f)           “Insurances” means all contracts or policies of insurance of whatever nature.

(g)           “Liens” means any lien, mortgage, charge, security interest, assignment, encumbrance, right of first refusal, preemptive right or other restriction (in each case) having the effect of security for the payment of money, other than restrictions imposed by securities laws.

(h)           “LPA” means the Law of Property Act 1925.

(i)           “Majority in Interest” shall mean the holders of fifty-one percent (51%) or more of the then outstanding principal amount of all then outstanding Notes at the time of such determination.

(j)           “Material Adverse Effect” shall have the meaning ascribed to such term in the Exchange Agreement.

(k)           “Notes” means the Notes as issued on the date of this Agreement (and for the avoidance of doubt does not include any other notes which may at any time be issued (whether or not on the same terms as the Notes), any stock or other securities issued or created upon conversion of the Notes or otherwise in respect of the Notes, or any amounts borrowed or reborrowed by MTIX from the Secured Parties or any other person upon redemption of or otherwise in respect of the Notes).

(l)            “Obligations” means (i) the principal amount of the Notes for the time being remaining unpaid, and (ii) interest on the Notes in accordance with their terms for the time being accrued but unpaid, limited to a maximum of one year’s accrual of interest ($70,000.00 or, if lower, 7% of the principal amount of the Notes remaining unpaid when the interest accrues); and (iii) any and all costs incurred by the Collateral Agent or the Secured Parties from time to time if and to the extent that the Corporation or MTIX expressly covenants to pay or reimburse such costs under with the terms of this Agreement or the Notes and remaining unpaid, provided that the total amount of all such unpaid costs forming part of the Obligations is limited to $50,000, and (iv) all amounts (including but not limited to post-petition interest) in respect of the Obligations listed in (i) to (iii) that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Corporation.. In no circumstances can the total amount of the Obligations exceed $10,120,000.

(m)          “Permitted Liens” means: (a) Liens for taxes not yet due or delinquent or being contested in good faith and by appropriate proceedings, for which adequate reserves have been established; (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements; (d) Liens in favor of the Collateral Agent or the Secured Parties; (e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (f) Liens which constitute rights of setoff of a customary nature or banker’s liens, whether arising by law or by contract; (g) leases or subleases and licenses or sublicenses granted in the ordinary course of MTIX’s business assigned by way of security in favor of the Collateral Agent or the Secured Parties; (h) Liens in the ordinary course of business (A) upon or in any equipment acquired or held by MTIX (or any of its Subsidiaries) to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, assigned by way of security in favour of the Collateral Agent or the Secured Parties; (i) Liens in existence prior to the execution of this Agreement; (j) Liens secured by assets of MTIX that are not within the definition of Collateral as set forth in this Agreement; (k) Liens that are expressly subordinated to the Liens granted pursuant to this Agreement; and (l) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase. Permitted Liens shall include any Liens permitted under section 2.11 below, or by any documents required or permitted under section 2.11 below, any Liens ranking in terms of priority behind the Security Interest and any preferential debt or cost of winding-up or other liability or cost payable by law out of the Collateral or the proceeds of its realization.

(n)           “Receiver” means a receiver or receiver and manager or administrative receiver of the whole or part of the Collateral.

(o)           “Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(p)           “UCC” means the Uniform Commercial Code of the State of Nevada.

Section 1(b).         Third party rights
Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement. Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time. Any Receiver may, subject, to this Section 1(b) and that Act, rely on any provision of this Agreement which expressly confers a right on him. The Secured Parties are parties to this Agreement only for the purposes of consenting to the terms of this Agreement, giving certain undertakings to the Corporation or MTIX, of appointing (and undertaking to replace if required) the Collateral Agent and authorizing the Collateral Agent and of regulating the rights and obligations of the Collateral Agent and the Secured Parties inter se and the Secured Parties shall not have any direct rights (otherwise than through the Collateral Agent) to enforce any term of this Agreement against the Corporation or MTIX or to make any claim under this Agreement against the Corporation and MTIX. The Corporation is a party to this Agreement solely for the purposes of consenting to the terms of this Agreement and taking the benefit of certain undertakings in this Agreement and (other than its joining in the further assurance in section 2.6) shall not have any obligations under this Agreement, without prejudice to its Obligations under the Notes.

SECTION II
COLLATERAL; OBLIGATIONS SECURED

Section 2.1           Grant and Description. MTIX, as principal debtor and not just as surety, covenants with the Collateral Agent to pay or discharge on demand the Obligations if the Corporation fails itself to discharge the Obligations when due in accordance with their terms. In order to secure the full and complete payment and performance of the Obligations when due, MTIX hereby grants to the Collateral Agent (as trustee for the benefit of the Secured Parties), subject to the Permitted Liens as beneficial owner, (a) a first fixed charge over all the assets forming part of the Collateral described in paragraph (a)(i) of Section 1(a) above (Intellectual Property) and (b) by way of floating charge, all the Collateral other than any part of the Collateral which is for the time being effectively charged hereunder by way of fixed charge pursuant to (a) above (“Floating Charge Property”) (together the “Security Interest”) for the benefit of the Secured Parties, all upon and subject to the terms and conditions of this Security Agreement. If the grant, pledge, or collateral transfer or assignment of any specific item of the Collateral is expressly prohibited by any contract or by law, then the Security Interest created hereby nonetheless remains effective to the extent allowed by such contract or other applicable laws, but is otherwise limited by that prohibition.

Section 2.2           Conversion of Floating Charge. The Collateral Agent may at any time after an Event of Default and after payment of the Obligations has been demanded from MTIX, by notice in writing to MTIX convert the floating charge hereby created into a fixed charge in respect of such part of the Floating Charged Property as may be specified in such notice and the ability of the Corporation or MTIX to deal in any manner with such part of the Floating Charged Property shall thereupon cease except to the extent otherwise agreed by the Collateral Agent.  A floating charge will automatically crystallise and convert into a fixed charge over the relevant Floating Charge Property if a liquidator, administrative receiver, Receiver, administrator or other similar officer is appointed in respect of MTIX or all or a material part of its assets.  No floating charge created under this Agreement will automatically crystallise and convert into a fixed charge solely by reason of a moratorium being obtained under section 1A of Schedule A1 of the Insolvency Act (or anything being done with a view to obtaining a moratorium).

Section 2.3           Continuing Security.  The Security created by this Agreement is continuing security for the payment and discharge of the Obligations.  The provisions of this Agreement will apply at all times:

(a)           regardless of the date on which any of the Obligations were incurred;

(b)          in respect of the full amount of the Obligations at the relevant time (subject to the limits in the definition of the Obligations) even if the amount of the Obligations had previously been less than that amount.

The Security created by this Agreement is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Secured Parties.

Section 2.4           Security Interest.  MTIX shall, promptly upon request by the Collateral Agent at any time:
(a)          deposit with the Collateral Agent all documents of title or other evidence of ownership, together with such deeds, certificates and documents as the Collateral Agent may require, relating to the Collateral for the time being subject to a fixed charge; and

(b)          provide the Collateral Agent with all information it may reasonably request in relation to the Collateral.

Section 2.5           Intellectual Property.  Promptly following the request of the Collateral Agent, MTIX shall procure that an entry is made in each relevant public register of its Intellectual Property to record (where such recordal is possible) the existence of this Agreement and the restrictions imposed by it.

Section 2.6           Further assurance.  The Corporation and MTIX shall promptly take all such actions within their respective power and control, including executing all such documents, notices and instructions in such form as the Collateral Agent may reasonably require:

(a)           to create, perfect, protect and (if necessary) maintain the security created or intended to be created over any of its assets under this Agreement or for the exercise of any rights, powers and remedies of the Collateral Agent provided by or under this Agreement or by law or regulation;

(b)           to confer on the Collateral Agent security interests in or over any of its assets located in any jurisdiction other than England and Wales equivalent or similar to the security created or intended to be created by this Agreement; and

(c)           to facilitate the realization of the assets which are, or are intended to be, the subject of the security created by this Agreement after an Event of Default.

Section 2.7           Power to remedy.  If MTIX fails to comply with any of its obligations under this Agreement, the Collateral Agent (or its nominee) may (at MTIX’s expense) take such action as is reasonably necessary to protect any assets against the consequences of such non-compliance and to ensure compliance with such obligations.

Section 2.8           Power of attorney.

(a)           As security for the performance of its obligations under this Agreement, MTIX irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney, with full power of substitution.

(b)           The attorney may, in the name of the MTIX and on its behalf and at its expense, do anything which MTIX is obliged to do under this Agreement but has failed to do or which is necessary in connection with the exercise of any of the rights, powers, authorities or discretions of the Collateral Agent in relation to the Collateral under this Agreement or any law or regulation.

(c)           MTIX each ratify and confirms anything properly done by any attorney under this Section.  MTIX agrees to indemnify the attorney against all actions, claims, demands and proceedings taken or made against it and all costs, damages, expenses, liabilities and losses incurred by the attorney as a result of anything lawfully done by it under or in connection with this power of attorney.

Section 2.9           Collateral Agent.

(a)           The Secured Parties hereby: (i) irrevocably designate the Collateral Agent as their agent to act on behalf of the Secured Parties as their representative and on their behalf  for the purposes of all the terms of this Security Agreement and the Notes; (ii) agree and consent that the Collateral Agent be named as the sole secured party on any and all security documents, filings or notices executed or filed pursuant to or in respect of this Security Agreement; and (iii) agree that the Collateral Agent is authorized to file any and all terminations of such documents, filings or notices at such time or times as it determines is appropriate.

(b)          As soon as practicable following the execution and delivery of this Agreement, the Collateral  Agent shall deliver this Security Agreement for registration at the Companies Registry.

(c)           Until the Obligations are paid and performed in full, MTIX covenants and agrees that it will, at its own expense and upon the request of the Collateral Agent, but in all cases subject to the rights of the grantees of the Permitted Liens: (i) after an Event of Default, file or cause to be filed such applications and take such other actions as the Majority in Interest or a duly appointed Collateral Agent may reasonably request to obtain the consent or approval of any governmental authority to the rights of the Secured Parties and the Collateral Agent hereunder, including, without limitation, the right to sell all the Collateral upon an Event of Default without additional consent or approval from such governmental authority; (ii) from time to time, either before or after an Event of Default, promptly execute and deliver to the duly appointed Collateral Agent all such other assignments, certificates, supplemental documents, and do all other acts or things as the Collateral Agent may reasonably request in order to more fully create, evidence, perfect, continue, and preserve the priority of the Security Interest and to carry out the provisions of this Agreement; and (iii) either before or after an Event of Default, pay all filing fees in connection with any financing, continuation, or termination statement or other instrument with respect to the Security Interest.

Section 2.10         Priority as between Secured Parties. The Secured Parties and Collateral Agent hereby covenant and agree with MTIX that MTIX has granted and may subsequently grant, from time to time, Permitted Liens and that as between all Secured Parties, the Security Interest granted to each Secured Party under this Agreement is pari passu with the Security Interests of the other Secured Parties according to the principal amount of Notes owed to them respectively. The priorities specified herein are applicable irrespective of the time, order or method of attachment or perfection of security interests or the time or order of filing of financing statements. The Collateral Agent and the Secured Parties agree not to seek to challenge, to avoid, to subordinate or to contest or directly or indirectly to support any other Person in challenging, avoiding, subordinating or contesting in any judicial or other proceeding, including, without limitation, any proceeding involving the Corporation, the priority, validity, extent, perfection or enforceability of any Senior Permitted Liens in all or any part of the Collateral. The Collateral Agent and the Secured Parties further covenant and agree that they shall not, and the Secured Parties shall not instruct, authorize or otherwise permit or consent to allowing the Collateral Agent to, take any action that is in violation of, or inconsistent with, the provisions of this section.

Section 2.11         Priority of Senior Lender. Notwithstanding any other term of this Agreement, the Secured Parties and the Collateral Agent consent (for the purposes of this Agreement and of any relevant term of the Notes) to the grant to any Senior Lender by the Company of such Liens in or over the assets of MTIX (including the Collateral) as the Senior Lender may require to secure any borrowings or Indebtedness of MTIX or the Corporation or any members of their group (including liabilities under guaranties of such borrowings or Indebtedness of other members of the group) and agrees that such Liens shall rank in all respects (or to the extent required by the Senior Lender) in priority to the Security Interest created by this Agreement. The Collateral Agent (for himself and on behalf of the Secured Parties, at the cost and expense of MTIX) shall enter into such postponement, priority or inter-creditor agreements and shall make such filings as the Senior Lender and the Corporation may from time to time require for the purpose of giving effect to this Section 2.11, which may include restrictions on the Collateral Agent’s ability to enforce the Security Interest or any term of this Agreement or the Notes without the consent of the Senior Lender and/or obligations to grant consents, waivers of releases as required by the Senior Lender, and other ancillary provisions. In this section 2.11 “borrowing” includes any form of financial facilities provided by or guaranteed by a Senior Lender for the bona fide purpose of financing the business and assets of MTIX or the Corporation or any members of their group, or of refinancing such borrowing. In this section 2.11 “Senior Lender” means a bank or other financial institution (or more than one, whether in a syndicate or acting separately) providing borrowings or Indebtedness on commercial terms to MTIX or the Corporation or any members of their group.

SECTION III
 COVENANTS

Section 3.1          Duties MTIX Regarding Collateral. At all times from and after the date hereof and the Obligations have been discharged in full MTIX agrees to use all its powers (save with the prior written consent of the Collateral Agent) to:

(a)          Preserve the Equipment in good condition and order (ordinary wear and tear excepted) and not permit it to be abused or misused;

(b)          Maintain good and complete title to the Collateral subject only to Permitted Liens, save as permitted by exceptions in other paragraphs of this section 3.1;

(c)          Keep the Collateral free and clear at all times of all Liens ranking in priority to the Security Interest other than Permitted Liens;

(d)          Take or cause to be taken such acts and actions as shall be necessary or appropriate to assure that each Secured Party’s security interest in the Collateral not become subordinate to or on parity with the Liens or claims of any other Person other than by way of Permitted Liens or in accordance with section 2.11 above;

(e)          Except in the ordinary course of business (in the case of Floating Charge Property only), or by way of Permitted Lien, not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral;

(f)           Maintain, at the place where MTIX is entitled to receive notices under the Notes, a current record of where all material Collateral is located, permit representatives of the duly appointed Collateral Agent at any time, upon reasonable prior written notice during normal business hours to inspect and make abstracts from such records (provided, that so long as no Event of Default exists, the Collateral Agent shall conduct such inspections no more frequently than semi-annually);

(g)          Promptly notify each Secured Party upon becoming aware that any Event of Default (as hereinafter defined) occurs; and

(h)          In accordance with prudent business practices, endeavor to collect or cause to be collected from each account debtor under its accounts, as and when due, any and all amounts owing under such accounts.

 For purposes of clarity, nothing in this Agreement shall be construed as restricting MTIX or the Corporation and its Subsidiaries from (I) granting licenses or sublicenses to any of the Collateral which constitutes Intellectual Property; (II) from licensing, selling, leasing or renting, directly or indirectly, any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms); (III) from engaging in joint ventures, strategic alliances or other similar arrangements for bona fide business purposes consistent with industry practices; (IV) from utilizing the cash generated from MTIX or the Corporation’s business operations in accordance with the business judgment of management or the board of directors; or (V) from entering into transactions contemplated by the definition of Permitted Liens or section 2.11 above.

Section 3.2           Duties with Respect to Intellectual Property.  At all times from and after the date hereof and until the Obligations have been discharged in full, MTIX agrees to procure so far as it is able (save with the prior written consent of the Collateral Agent) by the exercise of its powers to:

 (a)           Except to the extent that failure to act cannot reasonably be expected to have a Material Adverse Effect, take all commercially reasonable steps necessary to (x) maintain the validity and enforceability of any Collateral that constitutes Intellectual Property in full force and effect and (y) pursue the application, obtain the relevant registration and maintain the registration of each of its patents, trademarks and copyrights that is part of the Collateral, including, without limitation, by the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency of the United States, any State thereof or similar offices in the UK and Europe, any other country or any political subdivision thereof, or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions and the payment of maintenance fees. MTIX shall give prompt notice to the Collateral Agent no later than thirty (30) days prior to any filing deadline that may result in an expiration or other erosion of any such Intellectual Property.  Additionally, MTIX will maintain, or, if such patents have not been filed, shall seek to obtain, foreign patents for the Intellectual Property as well as for improvements patents and new patents according to a proportionate stategy to protect Intellectual Property in a cost-effective manner.  MTIX shall bear all the cost of patent prosecution and maintenance.  MTIX alone will be responsible for choosing patent counsel. MTIX shall provide proof of payment of all necessary fees to the Collateral Agent upon request.

(b)           Except to the extent that failure to act cannot reasonably be expected to have a Material Adverse Effect, not do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property that is part of the Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value).

(c)           Except to the extent that failure to act cannot reasonably be expected to have a Material Adverse Effect, take all commercially reasonable steps to preserve and protect each item of its Intellectual Property that is part of the Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the trademarks, consistent with the quality of the products and services as of the date hereof, and taking all commercially reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

Notwithstanding the foregoing provisions of this Section 3.2 or anything to the contrary elsewhere in this Security Agreement, nothing in this Security Agreement shall prevent MTIX or the Corporation or its Subsidiaries from discontinuing the use or maintenance of any of its Intellectual Property, the enforcement of its license agreements or the pursuit of actions against infringers, if they determine in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Section 3.3           Other Encumbrances.  At all times after the date hereof and until the Obligations have been discharged in full, MTIX shall, subject to the rights of the holders of the Permitted Liens: (i) defend its title to the Collateral against all claims, and (ii) take any action necessary to remove any encumbrances on the Collateral other than Permitted Liens.

SECTION IV
REPRESENTATIONS AND WARRANTIES

MTIX warrants to each Secured Party that at the date of this Agreement:

Section 4.1           Title to Collateral.  MTIX holds the Collateral as beneficial owner free from Liens other than Permitted Liens.

Section 4.2           No Other Encumbrances.  Other than the Permitted Liens or under section 2.11 above, MTIX has not granted a security interest in the Collateral to any other individual or entity, and to the actual knowledge of MTIX, the Collateral is free and clear of any mortgage, pledge, lease, trust, bailment, lien, security interest, encumbrance, charge or other arrangement, other than the Permitted Liens.

Section 4.3           Authority; Enforceability. The execution, delivery and performance of this Agreement by MTIX does not: (i) violate any of the provisions of the Articles of Association of MTIX or any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation applicable to MTIX; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing MTIX’s debt or otherwise) or other understanding to which MTIX is a party or by which any property or asset of MTIX is bound or affected.  MTIX has the authority and capacity to perform its obligations hereunder, and this Agreement is the valid and binding obligation of MTIX enforceable against MTIX in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or general equitable principles, whether applied in law or equity.

Section 4.5           Perfection; Security Interest. This Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral, subject only to Permitted Liens and the terms of this Agreement and compliance with legal requirements as to registration, securing the payment and performance of the Obligations.

SECTION V
EVENTS OF DEFAULT

Section 5.1          Events of Default Defined.  The occurrence of any of the following events prior to discharge in full of the Obligations (without the consent in writing of the Collateral Agent) shall (unless waived by the Collateral Agent) constitute an event of default under this Agreement (each, an “Event of Default”):

(a)
A legally binding moratorium becomes effective in respect of the debts of the Corporation including the Obligations.  If a such moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(b)	The Corporation goes into bankruptcy, winding-up or dissolution;

(c)	MTIX goes into winding-up, dissolution or administration;

(d)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of MTIX or any material part of its assets or any analogous procedure or step is taken in any jurisdiction in which MTIX has material assets;

(e)
the Corporation fails to pay to the Secured Parties when due in accordance with the express terms of the Notes as originally issued (and without reference to any acceleration of its payment obligations under the terms of the Notes, by law or otherwise) any principal sum (specifically excluding any interest, costs or other sums payable other than the principal amount) repayable under the terms of the Notes, and does not remedy the failure by paying the amount due within 90 days after the due date or, if later, 90 days after payment shall have been demanded in writing by the Person entitled to it.

Notwithstanding the foregoing paragraphs of this section 5.1:

(f)
No debt owing by MTIX to the Corporation or any member of its group shall be deemed due or owing or suspended unless the Corporation or the relevant member of its group takes any steps to enforce payment; and

(g)	Nothing done or omitted to be done by the Secured Parties or the Collateral Agent in his or their capacity as directors or employees of MTIX shall be or give rise to an Event of Default.

(h)
Any such process as is described in paragraphs (a) to (d) above shall not constitute an Event of Default if MTIX or the Corporation notifies the Collateral Agent that such process is contested by MTIX or the Corporation on reasonable grounds and it is in fact reversed or cancelled within 90 days of its commencement.

Section 5.2           Rights and Remedies Upon Default.  The Security created by this Agreement is enforceable at any time while an Event of Default is continuing.  If an Event of Default exists and is continuing, the Collateral Agent shall, at its election (but subject to Section 7 below and section 2.11 above), exercise any and all rights available to a secured party, in addition to any and all other rights afforded by this Agreement, at law, in equity, or otherwise, including, without limitation, (a) requiring MTIX to assemble all or part of the Collateral and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to the Collateral Agent and the Corporation, (b) surrendering any policies of insurance on all or part of the Collateral and receiving and applying any refunded premiums as a credit on the Obligations, (c) appoint a receiver for all or part of the Collateral, (d) exercise any of the powers, authorisations or discretions conferred on mortgagees, administrators or receivers under the LPA, the Insolvency Act or other legislation, (e) applying to the Obligations any cash held by the Collateral Agent under this Security Agreement, and (f) as legally permissible, selling, reselling, assigning and delivering or granting a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may at its discretion choose; and (g) take such further action as the Collateral Agent sees fit to enforce all or part of the security created by this Agreement.

Section 5.3           Rights in relation to a Receiver.  The Collateral Agent may remove any Receiver appointed under this Agreement, appoint another person as Receiver or appoint additional Receivers.  Each Receiver will be deemed to be the agent of MTIX (as the case may be) who alone will be responsible for the acts and defaults of the Receiver and for any liabilities incurred by the Receiver.  The Collateral Agent may fix the remuneration of a Receiver which will be payable by MTIX and form part of the Obligations, subject to the limit on recoverable costs in the definition of Obligations.

Section 5.4           Redemption of prior Security.  Where there is any security created over any of the Collateral which ranks in priority to the security created by this Agreement and:

(a)	the security created by this Agreement becomes enforceable; and

(b)	the holder of such other security takes any steps to enforce that security,

the Collateral Agent or any Receiver may, at its sole discretion and at the cost and expense of MTIX, redeem, take a transfer of and repay the indebtedness secured by such other security.  All amounts paid by MTIX or a Receiver under this Section will form part of the Secured Obligations.

Section 5.5           Demands.  Any demand for payment made by the Collateral Agent shall be valid and effective even if it contains no statement of the relevant Obligations or an inaccurate or incomplete statement of them.

Section 5.6	General powers. Any Receiver in England and Wales will have:

(a)          the rights, powers, privileges and immunities conferred on receivers, receivers and managers and mortgagees in possession under the LPA;

(b)          the rights, powers, privileges and immunities conferred on administrative receivers (whether or not that Receiver is an administrative receiver) under Schedule 1 of the Insolvency Act; and

(c)          all other rights, powers, privileges and immunities conferred by law or regulation on receivers, receivers and managers, mortgages in possession and administrative receivers.

Section 5.7          Specific powers.  The rights, powers and remedies provided in this Agreement are in addition to any rights powers and remedies under law or regulation.  Any Receiver will have the following additional powers:

(a)          the power to do or omit to do anything which MTIX could do or omit to do in relation to the Collateral which is the subject of the appointment;

(b)          the power to do all other acts and things which the Receiver may consider desirable or necessary for realizing any of the Collateral or incidental or conducive to any of the rights, powers and discretions conferred on a Receiver under this Agreement or by law or regulation; and

(c)          the power to use the name of MTIX for all the above purposes.

Section 5.8          Variation of statutory powers.  The following English statutory provisions do not apply to this Agreement or any Security created by this Agreement:

(a)	the restriction on the consolidation of mortgages in section 93 of the LPA;

(b)          the restrictions on the power to grant or accept the surrender of leases in sections 99 and 100 of the LPA;

(c)          the conditions to the exercise of a power of sale in section 103 of the LPA;

(d)          the restrictions on the application of proceeds by a mortgagee or receiver in sections 105, 107(2) and 109(8) of the LPA; and

(e)          the restrictions on the appointment of a receiver in section 109(1) of the LPA and the provisions regarding a receiver’s remuneration in section 109(6) of the LPA.

Section 5.9           Notice. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to MTIX, the Corporation and the holders of Permitted Liens. It is agreed that notice sent or given not less than ten (10) calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this subparagraph.

Section 5.10          Application of Proceeds.  The Collateral Agent or Receiver shall apply the proceeds of any sale or other disposition of the Collateral hereunder in the following order: first, to the payment of all expenses of the Collateral Agent or Receiver incurred in enforcing, retaking, holding, and preparing any of the Collateral for sale(s) or other disposition, in arranging for such sale(s) or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligations, subject to the limit on such costs in the definition of Obligations); and second, toward payment of the balance of the Obligations pro rata to the amounts owing to each Secured Party. Any surplus remaining shall be delivered to MTIX or the other person entitled to them (as appropriate) or as a court of competent jurisdiction may direct. If the proceeds are insufficient to pay the Obligations in full, then MTIX shall remain liable for any deficiency.

SECTION VI
ADDITIONAL REMEDIES

Section 6.1           Additional Remedies. If an Event of Default exists and is continuing, MTIX shall:

(a)           Endorse any and all documents evidencing any Collateral (other than any Collateral if and to the extent subject to the Permitted Liens) in accordance with the instructions provided by the Collateral Agent, and notify any payor that said documents have been so endorsed and that all sums due and owing pursuant to them should be paid directly to such Secured Party, or as otherwise instructed by the Collateral Agent;

(b)           Turn over to the Collateral Agent, or as otherwise instructed by the Collateral Agent, copies of all documents evidencing any right to collection of any sums due to MTIX arising from or in connection with any of the Collateral;

(c)           Keep all of its books, records, documents and instruments relating to the Collateral in such manner as the Collateral Agent may require.

SECTION VII
COLLATERAL AGENT

Section 7.1          Appointment. The Collateral Agent declares that it holds the Collateral on trust for the Secured Parties and will act on any instructions of the Secured Parties given by Majority in Interest. The power of appointment of a new Collateral Agent and trustee to fill any vacancy (following a resignation of the Collateral Agent or otherwise) shall be exercisable by the Majority in Interest and shall be sufficient in all respects to rightfully appoint the Collateral Agent hereunder. Each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to appoint and consent to the appointment of the Collateral Agent as his agent hereunder, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement or of the Notes against the Corporation or MTIX, the exercise of remedies hereunder or under the Notes and the giving or withholding of any consent or approval hereunder or under the Notes relating to any Collateral or the Corporation or MTIX’s obligations with respect thereto, and to exercise any powers, authorities or discretions on behalf of the Secured Parties in respect of the Notes and this Agreement (including but limited to granting any waiver, time or other indulgence or agreeing to any variation of the obligations of the Corporation or MTIX or restructuring or compromising any of the Obligations or releasing (in whole or in part) any of the security created by this Agreement), (c) to agree that it shall not take any action to enforce any provisions of this Agreement or of the Notes against the Corporation or MTIX, to exercise any remedy hereunder or under the Notes or to give any consents or approvals hereunder or under the Notes except as expressly provided in this Agreement or in the Notes and (d) to agree to be bound by the terms of this Agreement or the Notes. The appointment of the Collateral Agent shall continue until the death or resignation of the Collateral Agent, at which time a Majority in Interest shall appoint a new Collateral Agent. The Collateral Agent may perform any of its duties hereunder or under the Notes by or through its agents or employees. The Collateral Agent may exercise his powers, authorities and discretions (and those of the Secured Parties) at his sole discretion and without any obligation to consult the Secured Parties. Each of the Secured Parties irrevocably and severally appoints the Collateral Agent to be his attorney, with full power of substitution. The attorney may, in the name of the Secured Parties (or any of them) do anything which is authorized under this section 7.1 or which is necessary in connection with the exercise of any of the rights, powers, authorities or discretions of the Collateral Agent in relation to the Collateral under this Agreement or any law or regulation.

Section 7.2          Nature of Duties.  The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in another agreement entered into among MTIX, the Majority in Interest and such Collateral Agent. Neither the Collateral Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by it as such under the Agreement or the Notes or in connection herewith, be responsible to the Secured Parties for the consequence of any oversight or error of judgment or answerable to the Secured Parties for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

Section 7.3          Lack of Reliance on the Collateral Agent.  The Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Party with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter.

Section 7.4          Certain Rights of the Collateral Agent.  The Collateral Agent shall have the right to take any action with respect to the Collateral permitted by this Agreement, on behalf of all of the Secured Parties.  To the extent practical, the Collateral Agent may (but shall not be obliged to) request instructions from the Secured Parties with respect to any material act or action (including failure to act) in connection with the Agreement or the Notes, and shall be entitled to act or refrain from acting in accordance with the instructions of a Majority in Interest; if such instructions are not provided despite the Collateral Agent’s request therefor, the Collateral Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from the Secured Parties in respect of actions to be taken by the Collateral Agent; and the Collateral Agent shall not incur liability to any person or entity by reason of so refraining.  Without limiting the foregoing, (a) no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or any other Transaction Document, and MTIX shall have no right to question or challenge the authority of, or the instructions given to, the Collateral Agent pursuant to the foregoing and (b) the Collateral Agent shall not be required to take any action which the Collateral Agent believes (i) could reasonably be expected to expose him to personal liability or (ii) is contrary to this Agreement, the Notes or applicable law. Nothing in this Agreement shall release the Collateral Agent from liability for fraud.

Section 7.5          Reliance.  The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and the other Transaction Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and the other Transaction Documents and its duties thereunder, upon advice of other experts selected by it.  Anything to the contrary notwithstanding, the Collateral Agent shall have no obligation whatsoever to any Secured Party to assure that the Collateral exists or is owned by MTIX or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.

Section 7.6          Resignation by the Collateral Agent.

(a)          The Collateral Agent may resign from the performance of all its functions and duties under the Agreement and the other Transaction Documents at any time by giving 30 days' prior written notice (as provided in the Agreement) to the Corporation and the Secured Parties.  Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clauses (b) and (c) below.

(b)          Upon any such notice of resignation, or if there is otherwise a vacancy as Collateral Agent, the Secured Parties, acting by a Majority in Interest, shall appoint a successor Collateral Agent hereunder.

(c)          If a successor Collateral Agent shall not have been so appointed within said 30-day period, the Collateral Agent, or if none or if he fails to act the Corporation, shall then appoint a successor Collateral Agent who shall serve as Collateral Agent until such time, if any, as the Secured Parties appoint a successor Collateral Agent as provided above.  If a successor Collateral Agent has not been appointed within such 30-day period, the Collateral Agent, the Corporation or MTIX may petition any court of competent jurisdiction or may interplead the Secured Parties in a proceeding for the appointment of a successor Collateral Agent, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by the Secured Parties on demand.

Section 7.7          Rights with respect to Collateral.  Each Secured Party agrees with all other Secured Parties and the Collateral Agent (i) that it shall not, and shall not attempt to, independently exercise any rights with respect to its Security Interest in the Collateral, or take or institute any action against the Corporation, MTIX, the Collateral Agent or any of the other Secured Parties in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement by the Collateral Agent or any of the other Secured Parties) and (ii) that such Secured Party has no other rights with respect to the Collateral other than as set forth in this Agreement and the other Transaction Documents.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the Security Interests and rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations under the Agreement.  After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of the Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.

SECTION VIII
MISCELLANEOUS

Section 8.1          Termination and Release. This Agreement, and the Liens created by this Agreement shall automatically terminate in all respects and be released upon the full discharge of the Obligations. Conversion of the Notes into shares of capital stock of the Corporation, in accordance with the terms of the Notes, shall constitute discharge of the principal amount of Notes and interest converted, for all the purposes of this Agreement. Further, the Liens created by this Agreement on any of the Collateral shall be automatically released if MTIX disposes of such Collateral pursuant to a transaction permitted by the Notes or this Agreement or otherwise consented by the Collateral Agent in writing.  In connection with any termination and release pursuant to this Section 8.1, the Collateral Agent and the Secured Parties shall promptly execute and deliver to MTIX all documents, and shall make all filings, that MTIX or the Corporation shall reasonably request to evidence such termination and release.

Section 8.2          Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

Section 8.3          Continuing Security Interest; Successors. This Agreement creates a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Obligations are discharged in full and (ii) inure to the benefit of Collateral Agent and his successors, transferees, and assigns. Each Secured Party may, if permitted by the Exchange Agreement, assign its rights hereunder in connection with any private sale or transfer of its Note in accordance with the terms of the Note and applicable law, in which case the term “Secured Party” shall be deemed to refer to such transferee as though such transferee was an original signatory hereto in place of and to the exclusion of any Secured Party who has ceased to hold any Notes.

Section 8.4          Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of England and Wales. The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) and any non-contractual obligations arising out of or in connection with it (a “Dispute”).  The parties to this Agreement agree that the courts of England and Wales are the most appropriate and convenient courts to settle any Dispute and accordingly no party to this Agreement will argue to the contrary.

Section 8.5          Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 8.6          Notices.  Any notice any party shall be given to the Person, and in the manner set forth in, the Exchange Agreement. Either party may, by notice given in accordance with the Exchange Agreement, change the address to which notices, demands and requests shall be sent to such party. Any notice to be given by the Corporation to the Collateral Agent shall be given in the manner provided for in the Exchange Agreement, and delivered to such address as the Corporation is instructed by the Collateral Agent. No notice given to or received by the Collateral Agent or any Secured Party (as an officer or employee of MTIX or otherwise), or delivered to any office of MTIX, shall constitute good notice to MTIX until the notice is actually received by an officer of the Corporation.

Section 8.7          Entire Agreement; Amendments; Waivers.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by Corporation, MTIX and the Collateral Agent, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought (or by the Collateral Agent in the case of a waiver by Secured Parties). The Collateral Agent and the Secured Parties shall not, by any act, any failure to act or any delay in acting be deemed to have (i) waived any right or remedy under this Agreement, or (ii) acquiesced in any Event of Default or in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege of the the Collateral Agent or Secured Parties under this Agreement shall operate as a waiver of any such right, power or privilege.  No single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise of any other right, power or privilege. A waiver by a Secured Party of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section 8.8          Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

Section 8.9          Cumulative Remedies.  The rights and remedies provided in this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any other rights or remedies provided by law.

Section 8.10        Immediate Recourse.  The Corporation and MTIX acknowledge that the Obligations arose out of a commercial transaction and hereby knowingly waives any right to require the Collateral Agent or Secured Parties to (i) proceed against any person or entity (including. for the avoidance of doubt, in the case of MTIX, the Corporation), (ii) proceed against any other collateral under any other agreement, (iii) pursue any other remedy available to the Collateral Agent or Secured Parties, or (iv) make presentment, dishonor, notice of dishonor, acceleration and/or notice of non-payment.

Section 8.11        Release.  No transfer or renewal, extension, assignment or termination of this Agreement or of any instrument or document executed and delivered by the Corporation and/or MTIX to the Collateral Agent or the Secured Parties, nor additional advances made by the Secured Parties to the Corporation and/or MTIX, nor the taking of further security, nor the retaking or re-delivery of the Collateral by the Collateral Agent or Secured Parties nor any other act of the Collateral Agent or Secured Parties shall release the Corporation and/or MTIX from any Obligations, except a release or discharge executed in writing by the Majority in Interest or Collateral Agent with respect to such Obligations, or an automatic release under section 8.1. At such time the Obligations have been discharged in full, the Majority in Interest or Collateral Agent (as appropriate) shall execute and deliver to the Corporation and/or MTIX all assignments and other instruments as may be reasonably necessary or proper to terminate the Security Interest in the Collateral, subject to any disposition of the Collateral that may have been made by or on behalf of the Collateral Agent or Secured Parties pursuant to this Agreement.

Section 8.12        Deferral of Obligors’ rights.  While any Event of Default is continuing and until all Obligations have been irrevocably discharged in full and unless the Collateral Agent otherwise directs, neither the Corporation or MTIX may exercise any rights which it may have by reason of performance by it of its obligations under the Notes or this Agreement or by reason of any amount being payable, or liability arising, under the Notes or this Agreement:

(a)	to be indemnified by the other;

(b)	to claim any contribution from the other or any guarantor of any Obligations.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Corporation, MTIX, the Collateral Agent and the Secured Parties have duly executed this Agreement as a deed on the date first written above.

Executed as a deed by AVALANCHE INTERNATIONAL CORP.

By:	_________________________
Name: Philip Mansour
Title: Chief Executive Officer

Executed as a deed by MTIX, Ltd.

By:	_________________________
Name: Pravin Mistry
Title: Chief Executive Officer/Director

in the presence of: Witness signature: Witness name: Witness address:

Signature Page to Security Agreement

Signature Page to Security Agreement by each secured party

Executed as a deed by PRAVIN MISTRY

_________________________
Name: Pravin Mistry

in the presence of:

Witness signature:

Witness name:

Witness address:

Executed as a deed by PAUL JOHNSON

_________________________
Name: Paul Johnson

in the presence of:

Witness signature:

Witness name:

Witness address:

Executed as a deed by DANIEL JOHNSON

_________________________
Name: Daniel Johnson

in the presence of:

Witness signature:

Witness name:

Witness address:

Signature Page to Security Agreement by Collateral Agent

Executed as a deed by COLLATERAL AGENT:

By:
Name:
Title:

in the presence of:

Witness signature:

Witness name:

Witness address:

Exhibit C

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of February __, 2017, between Avalanche International Corp., a Nevada corporation (the “Corporation”), and each of the several Noteholders signatory hereto (each such signatory, a “Noteholder” and, collectively, the “Noteholders”).

This Agreement is made pursuant to the Share Exchange Agreement, dated as of the date hereof, between the Corporation, each Noteholder and the other signatories thereto (the “Exchange Agreement”).

The Corporation and each Noteholder hereby agrees as follows:

Section 1.            Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Exchange Agreement shall have the meanings given such terms in the Exchange Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 3(B)(d).

“Effectiveness Date” means, with respect to the Initial Registration Statement required to be filed hereunder, the 90th calendar day following the Filing Date (or, in the event of a “full review” by the Commission, the 120th calendar day following the Filing Date) and with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the 90th calendar day following the date on which an additional Registration Statement is required to be filed hereunder (or, in the event of a “full review” by the Commission, the 120th calendar day following the date such additional Registration Statement is required to be filed hereunder); provided, however, that in the event the Corporation is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Corporation is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Event” shall have the meaning set forth in Section 2(d).

“Event Date” shall have the meaning set forth in Section 2(d).

“Filing Date” means, (i) with respect to the Initial Registration Statement required hereunder, the day that shall be eighteen (18) months from the Closing Date (twenty-four months in the case of Class B Preferred Stock) and, (ii) with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Corporation is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to this Agreement.

“Losses” shall have the meaning set forth in Section 5(a).

“Plan of Distribution” shall have the meaning set forth in Section 2(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means, as of any date of determination, (a) all of the shares of Common Stock then issued and issuable upon conversion in full of the Notes (assuming on such date the Notes are converted in full without regard to any conversion limitations therein), (b) all of the shares of Common Stock then issued and issuable upon conversion in full of the Class B Convertible Preferred Stock (the “Class B Preferred Stock” assuming on such date the Class B  Preferred Stock is converted in full without regard to any conversion limitations therein) (the shares described under (a) and (b) the “Conversion Shares”), and (c)  any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Corporation shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (i) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (ii) such Registrable Securities have been previously sold in accordance with Rule 144, or (iii) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (assuming that such securities and any securities issuable upon conversion of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Corporation, as reasonably determined by the Corporation, upon the advice of counsel to the Corporation).

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2(c) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

Section 2.             Required Registration.

(a)          On or prior to each Filing Date, the Corporation shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. The number of Registrable Securities that the Corporation will include in the Initial Registration Statement shall cover the Initial Required Registration Amount, which is 125% of the maximum number of shares of Common Stock issuable upon conversion of the Notes at the initial conversion price thereof, all subject to adjustment as provided in Section 2(c).  Each Registration Statement filed hereunder shall be on Form S-3 (except if the Corporation is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on Form S-1 or another appropriate form in accordance herewith, subject to the provisions of Section 2(e)) and shall contain (unless otherwise directed by at least a Majority in Interest of the Holders) substantially the “Plan of Distribution” attached hereto as Annex A. Subject to the terms of this Agreement, the Corporation shall use its commercially reasonable efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until the earlier of (i) the date that all Registrable Securities covered by such Registration Statement no longer constitute Registrable Securities or (ii) the two year anniversary of the date of this Agreement (the “Effectiveness Period”). The Corporation shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. Eastern Time on a Trading Day. The Corporation shall promptly notify the Holders via facsimile or by e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Corporation telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Corporation shall, by 9:30 a.m. Eastern Time on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.

(b)          Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Corporation that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Corporation agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 2(e); with respect to filing on Form S-3 or other appropriate form; provided, however, that prior to filing such amendment, the Corporation shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

(c)          Notwithstanding any other provision of this Agreement, if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Corporation used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise (i) directed in writing by a Holder as to its Registrable Securities, or (ii) directed by the Commission as to the limitations or restrictions that it would require, the number of Registrable Securities to be registered on such Registration Statement will be reduced as follows:

a.	First, the Corporation shall reduce or eliminate any securities to be included by any Person other than a Holder;

b.
Second, the Corporation shall reduce or eliminate Registrable Securities contemplated by clause (c) of the definition of Registrable Securities (applied, in the case that only some such Registrable Securities may be registered, to the Holders on a pro rata basis based on the total number of such unregistered Registrable Securities held by such Holders); and

c.
Third, the Corporation shall reduce Registrable Securities represented by Conversion Shares (applied, in the case that some Conversion Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Conversion Shares held by such Holders).

In the event of a cutback hereunder, the Corporation shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment. In the event the Corporation amends the Initial Registration Statement in accordance with the foregoing, or determines to file an additional Registration Statement, the Corporation will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Corporation or to registrants of securities in general, one or more Registration Statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, as a result of any cutback of Registrable Securities of the Holders or any Registrable Securities not included in the Initial Registration Statement.  In any additional Registration Statement filed because of a cutback in the number of Registrable Securities included in the Initial Registration Statement, all holders of shares of Common Stock included in such additional Registration Statement shall be subject to any additional cutbacks that may be required by the Commission on a pro rata basis.

(d)          If: (i) the Initial Registration Statement is not filed on or prior to its Filing Date (if the Company files a Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 3A(a) herein, the Company shall be deemed to have not satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five (5) Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, o (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within thirty (30) Business Days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such twenty (20) day period is exceeded, and for purpose of clause (v) the date on which such fifteen (15) or thirty (30) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to one-half percent (0.5%) of the aggregate principal balance of the Notes or Stated Value of the Class B Preferred held by such Holder pursuant to the Exchange Agreement for the Registrable Securities held by Holder on each such Event Date. The maximum aggregate liquidated damages payable to a Holder pursuant to this Section 2(d) shall be 1% of the aggregate principal balance of the Notes or Stated Value of the Class B Preferred held by such Holder pursuant to the Exchange Agreement. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 16% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

(e)          No liquidated damages shall accrue as to any Registrable Securities that are subject to a cut-back pursuant to Section 2(c) (“Cut Back Shares”) until such date as the Corporation is able to effect the registration of such Cut Back Shares in accordance with any restrictions required by the Commission.  From and after the date that such restrictions are terminated, all of the provisions of this Section 2 (including the obligation to register the Registrable Securities and the liquidated damages provisions) shall again be applicable to such Cut Back Shares; provided, however, that the Filing Date and Effectiveness Date for the Registration Statement including such Cut Back Shares shall be based on the termination date of such restrictions.

(f)          If Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Corporation shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, if at all, during the Effectiveness Period; provided that the Corporation shall only be required to maintain the effectiveness of the Registration Statement then in effect until the earlier of (A) such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission or (B) the expiration of the Effectiveness Period.

Section 3.              Registration Procedures.

(A)          Corporation Obligations.  In connection with the Corporation’s registration obligations hereunder, the Corporation shall:

 (a)          Not less than five (5) Trading Days prior to the filing of each Registration Statement and not less than two (2) Trading Days prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Corporation shall (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. Notwithstanding the above, the Corporation shall not be obligated to provide the Holders advance copies of any universal shelf registration statement registering securities in addition to those required hereunder, or any Prospectus prepared thereto. The Corporation shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities shall reasonably object in good faith, provided that, the Corporation is notified of such objection in writing no later than three (3) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto.

(b)          (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably practicable to the Holders of the Registrable Securities true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that the Corporation shall excise any information therein, which would constitute material non-public information regarding the Corporation or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(c)           If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of shares of Common Stock then registered in a Registration Statement, then the Corporation shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date (which date shall be subject to any applicable SEC Guidance or limitation required by the Commission), an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities.

(d)           Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement has been filed, (B) when the Commission notifies the Corporation whether there will be a “review” of such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, in each case, after the such Registration Statement has been declared effective, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Corporation that the Corporation believes may be material and that, in the determination of the Corporation, makes it not in the best interest of the Corporation to allow continued availability of a Registration Statement or Prospectus, provided, however, in no event shall any such notice contain any information which would constitute material, non-public information regarding the Corporation or any of its Subsidiaries.

(e)          Use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f)          Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that any such item which is available on the EDGAR system (or successor thereto) need not be furnished. Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(g)          The Corporation shall provide reasonable cooperation with any broker-dealer through which a Holder proposes to resell its Registrable Securities in effecting a filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110, as requested by any such Holder.

(h)          Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that, the Corporation shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Corporation to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(i)           If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Exchange Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(j)           Upon the occurrence of any event contemplated by clause (v) or (vi) of Section 3(A)(d), as promptly as reasonably possible under the circumstances taking into account the Corporation’s good faith assessment of any adverse consequences to the Corporation and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Corporation notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(A)(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Corporation will use its commercially reasonable efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

(k)           Comply with all applicable rules and regulations of the Commission.

(l)            The Corporation may require each selling Holder to furnish to the Corporation a certified statement as to the number of shares of Common Stock beneficially owned by such Holder and the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Corporation is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Corporation’s request, any liquidated damages that are accruing at such time shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended until such information is delivered to the Corporation.

B.            Obligations of the Holders.

(a)           Each Holder agrees to furnish to the Corporation a completed questionnaire in the form attached to this Agreement as Annex B (a “Selling Stockholder Questionnaire”) on a date that is not less than ten (10) days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section. Each Holder shall furnish in writing to the Corporation such additional information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Corporation may reasonably request.  A Holder shall provide such information to the Corporation at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement if such Holder elects to have any of the Registrable Securities included in the Registration Statement. The Corporation shall not be required to include the Registrable Securities of a Holder in a Registration Statement and shall not be required to pay any liquidated or other damages hereunder to such Holder who fails to furnish to the Corporation a fully completed Selling Stockholder Questionnaire at least ten (10) Business Days prior to the Filing Date.

(b)          Each Holder agrees to cooperate with the Corporation as reasonably requested by the Corporation in connection with the preparation and filing of a Registration Statement hereunder, unless such Holder has notified the Corporation in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

(c)          Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to a Registration Statement.

(d)          Each Holder agrees that, upon receipt of any notice from the Corporation of either (i) the commencement of an Allowed Delay or (ii) the happening of an event pursuant to Section 3(A)(d)(iii) – (vi) hereof, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until it is advised in writing (the “Advice”) by the Corporation that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Corporation will use its commercially reasonable efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

Section 4.             Registration Expenses. All fees and expenses incident to the performance of, or compliance with, this Agreement by the Corporation shall be borne by the Corporation whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Corporation’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Corporation in writing (including, without limitation, fees and disbursements of counsel for the Corporation in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses of the Corporation, (iv) fees and disbursements of counsel for the Corporation, (v) Securities Act liability insurance, if the Corporation so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Corporation in connection with the consummation of the transactions contemplated by this Agreement. In no event shall the Corporation be responsible for any broker or similar commissions of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

Section 5.             Indemnification.

(a)          Indemnification by the Corporation. The Corporation shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees of the Corporation, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents, investment advisors and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Corporation of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Corporation by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose) or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Corporation has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 3(B)(d). The Corporation shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Corporation is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders in accordance with Section 6(e).

(b)          Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Corporation, its directors, officers, agents and employees, each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: (x) such Holder’s failure to comply with any applicable prospectus delivery requirements of the Securities Act through no fault of the Corporation or (y) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Corporation expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent, but only to the extent, that such information relates to such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such Prospectus or in any amendment or supplement thereto or (iii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), to the extent, but only to the extent, related to the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Corporation has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 3(B)(d). In no event shall the liability of any selling Holder under this Section 5(b) be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud or willful misconduct by such Holder.

(c)          Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.  An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding. Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within thirty (30) calendar days of written notice thereof to the Indemnifying Party; provided, that, the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d)          Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), no Holder shall be required to contribute pursuant to this Section 5(d), in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

Section 6.             Miscellaneous.

(a)          Remedies. In the event of a breach by the Corporation or by a Holder of any of their respective obligations under this Agreement, each Holder or the Corporation, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Corporation and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b)          Piggy-Back Registrations. If, at any time during the Effectiveness Period, there is not an effective Registration Statement covering all of the Registrable Securities and the Corporation shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Corporation’s stock option or other employee benefit plans, then the Corporation shall deliver to each Holder a written notice of such determination and, if within fifteen days after the date of the delivery of such notice, any such Holder shall so request in writing, the Corporation shall include in such registration statement all or any part of such Registrable Securities such Holder requests to be registered.

(c)          Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Corporation and the Holders of 51% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security). If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(c). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

(d)          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Exchange Agreement.

(e)          Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Corporation may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under the Exchange Agreement.

(f)           Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(g)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Exchange Agreement.

(h)          Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(i)            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(j)            Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(l)            Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Corporation acknowledges that the Holders are not acting in concert or as a group, and the Corporation shall not asset any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Corporation contained was solely in the control of the Corporation, not the action or decision of any Holder, and was done solely for the convenience of the Corporation and not because it was required or requested to do so by any Holder.

********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

AVALANCHE INTERNATIONAL CORP.

By:
Name: Philip Mansour

Title: President and CEO

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

[SIGNATURE PAGE OF HOLDERS]

Name of Holder: ________________________________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________________________________

Name of Authorized Signatory: _______________________________________________________________________________

Title of Authorized Signatory: ________________________________________________________________________________

[SIGNATURE PAGES CONTINUE]

Annex A

Plan of Distribution

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Noteholders;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Noteholder of securities, from the Noteholder) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Corporation that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Corporation is required to pay certain fees and expenses incurred by the Corporation incident to the registration of the securities. The Corporation has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Corporation to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Noteholder at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Annex B

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of Avalanche International Corp., a Nevada corporation (the “Corporation”), understands that the Corporation has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Corporation upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement. The undersigned hereby provides the following information to the Corporation and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

	(a)	Full Legal Name of Selling Stockholder

	(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

	(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Stockholder:

Address:

Telephone:

Email:

Fax:

Contact Person:

3. Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes    ☐                No    ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Corporation?

Yes    ☐                No    ☐

Note:	If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes    ☐                No    ☐

(d)
If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes    ☐                No    ☐

Note:	If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4.
Beneficial Ownership of Securities of the Corporation Owned by the Selling Stockholder.

Please state the number of securities of the Corporation beneficially owned by the Selling Stockholder, regardless of the time acquired or the source from which derived.

	(a)	Number of shares of Common Stock beneficially owned:

	(b)	Number of shares of Common Stock beneficially owned to be registered pursuant to the Registration Statement (if not the same as 4(a) above):

“Beneficial ownership” of a security means a person’s ability, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, to exercise alone or together with others:

•	voting power, which includes the power to vote, or to direct the voting of, a security; or

•	investment power, which includes the power to dispose, or to direct the disposition, of a security.

This term also includes having the right to acquire beneficial ownership of a security within 60 days, including any right to acquire the security through the exercise of any option, warrant or right, through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement or pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

The above definition of beneficial ownership is very broad and may include, for example, securities held in the name of another person, such as any relative living in your home, custodians, brokers, or pledgees for your account, or any partnership, trust estate or closely-held corporation in which you have an interest or are an officer or director. You are also the beneficial owner of securities if you, directly or indirectly, create or use a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting yourself of beneficial ownership of such securities or preventing the vesting of such beneficial ownership.

5. Voting and Investment Power (to be completed only if the Selling Stockholder is not a natural person):

(a)
Please name each person or persons who have voting or investment power over the Common Stock beneficially owned by the Selling Stockholder. As described in Question 4 above, please note that for purposes of answering this Question 5:

(1)	Voting power includes the power to vote, or to direct the voting of, such security; and

(2)	Investment power includes the power to dispose, or to direct the disposition, of such security.

(b)
For each person named above in this Question 5, please state the number of shares of Common Stock beneficially owned by the Selling Stockholder in which that person has sole voting power, shared voting power, sole investment power and/or shared investment power.

Beneficial Ownership	Number of Shares
Total number of shares as to which the person has sole voting power
Total number of shares as to which the person has shared voting power
Total number of shares as to which the person has sole investment power
Total number of shares as to which the person has shared investment power

If necessary, use the blank page attached hereto as Exhibit B.

(c)
Do you have any reason to believe that the ownership of the Common Stock of the registered holder identified in response to Question 1 above should be aggregated with the ownership of any other registered holder of the Common Stock, for purposes of describing the beneficial ownership of those shares of Common Stock in the Registration Statement? Ownership could be aggregated where there is a relationship that, as a factual matter, confers on a person a significant ability to affect how voting power or investment power over the shares will be exercised.

☐ Yes ☐ No

If “yes,” please explain below:

6.	Relationships with the Corporation:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Corporation (or its predecessors or affiliates) during the past three years.

State any exceptions here:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified person.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

The undersigned agrees to promptly notify the Corporation of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Corporation in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:
Name:

Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Exhibit D
FORM OF CERTIFICATE OF DESIGNATION OF THE AIC CLASS B PREFERRED STOCK
AVALANCHE INTERNATIONAL CORPORATION

AVALANCHE INTERNATIONAL CORP., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”)

 DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of said Corporation, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes (“NRS”), the Board has duly determined that one hundred thousand (100,000) shares of preferred stock, par value $0.001 per share, shall be designated “Class B Convertible Preferred Stock,” and to that end the Board has adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Class B Convertible Preferred Stock, which resolution is as follows:

 RESOLVED, that the Certificate of Designations, Preferences, Rights and Limitations of Class B Convertible Preferred Stock (the “Certificate of Designations”) dated [ ], 2017 (the “Effective Date”) be, and hereby is, authorized and approved, which Certificate of Designations shall be filed with the Secretary of State of the State of Nevada in the form as follows:

Section 1.            Designation and Amount. One hundred thousand (100,000) shares of the preferred stock of the Corporation, par value $0.001 per share, shall constitute a class of preferred stock designated as “Class B Convertible Preferred Stock” (the “Class B Preferred Stock”).  The relative rights, preferences and limitations of the Class B Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.

Section 2.             Certain Definitions.   The following terms shall have the meanings defined in this Section 2:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person. “Control”, “controlled by” and “under common control with,” as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)          one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)          a replacement of more than a majority of the members of the Board that is not approved by those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals);

(iii)          a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)          a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)          the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

“Charter Documents” means the Corporation’s Articles of Incorporation and Bylaws.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, par value of $0.001 per share, of the Corporation and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits, provided that each such Contract shall provide for the payment of no less than $5,000.

“Conversion Date” shall have the meaning set forth in Article 6(b)(ii).

“Conversion Price” shall have the meaning set forth in Article 6(a).

“EBITDAS” shall mean earnings before interest, taxes, depreciation, amortization, and stock-based compensation.

“Effective Date” shall have the meaning provided in the second paragraph of this Certificate of Designations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Governmental Authority” means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission and FINRA.

“Holder” or “Holders” shall mean each holder of shares of Class B Preferred Stock.

“Junior Securities” shall have the meaning set forth in Section 4(a).

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liens” means any and all claims, liabilities and obligations and any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Liquidation” shall have the meaning set forth in Article 4(b).

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Class B Preferred Stock.

“Notice of Conversion” shall have the meaning set forth in Article 6(b).

“Parity Securities” shall have the meaning set forth in Article 4(a).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Senior Securities” shall have the meaning set forth in Article 4(a).

“Share Delivery Date” shall have the meaning set forth in Article 6(b)(ii).

“Stated Value” means $50.00 per share of Class B Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Trading Day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

Section 3. Dividends.

(a)           From after the Effective  Date, the Holders shall be entitled to receive, on a quarterly basis with payments to occur no later than 75 days in arrears from each reporting period (each, a “Dividend Payment Date”), subject to a year-end reconciliation, out of funds legally available therefor, dividends on each share of Class B Preferred Stock at a rate per annum equal to the greater of (A) five percent (5%) of GAAP net income of the MTIX operating business calculated for a particular calendar year, and (B) a $2.50 per share of Class B Preferred Stock (in either case, the “Dividend Percentage”).  All dividends provided for in clause (i) above shall be cumulative, whether or not earned or declared, accruing on an annual basis from the Effective Date.

In the event that the Corporation shall not have funds legally available for, or is otherwise prohibited by the NRS, or any other applicable law, from paying any amounts under this Section 3(a), the obligation to pay such amounts shall be carried forward and fulfilled when such funds are legally available and the Corporation is permitted to do so under the NRS or any other applicable law.

(b)          All dividends paid with respect to shares of the Class B Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the Holders entitled thereto.

(c)           (i)           No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Class B Preferred Stock for all periods terminating on or prior to the date of payment of such full dividends on such Parity Securities.  If any dividends are not so paid in full, all partial dividends declared upon shares of the Class B Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Class B Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Class B Preferred Stock and such Parity Securities bear to each other.

(ii)           So long as any share of the Class B Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options (other than in exchange for Junior Securities) unless full cumulative dividends determined in accordance herewith on the Class B Preferred Stock have been paid in full for all periods ended prior to the date of such.

(iii)           So long as any share of the Class B Preferred Stock is outstanding, the Corporation shall not (except with respect to dividends as permitted by Section 3(c)(i)) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options.

(d)          Dividends payable on the Class B Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

(e)          Dividends payable on the Class B Preferred Stock shall be payable in cash or in Common Stock at the discretion of the Corporation. In the event that the Corporation elects to pay the dividends in Common Stock, it shall issue that number of shares of Common Stock determined by dividing the amount of the dividend by the average price per share for the ten (10) trading days immediately preceding the determination date as reported by Bloomberg, L.P.

Section 4.             Rank.

(a)          Rank. All shares of Class B Preferred Stock shall rank (i) senior to (A) all classes of Common Stock, and (B) any other class or series of capital stock of the Corporation hereafter created that specifically subordinates such class or series to the Class B Preferred Stock (collectively with the Common Stock, “Junior Securities”), and (ii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Class B Preferred Stock (the “Parity Securities”).  Without the prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Class B Preferred Stock (collectively, the “Senior Securities”), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b)          Upon the occurrence of a foreclosure of the Intellectual Property by a party or parties other than the Secured Parties (as such terms are defined in the contemporaneous Security Agreement by and among the Corporation, Pravin Mistry, Paul Johnson and Daniel Johnson) that leads directly to the voluntary or involuntary dissolution or winding up of the Corporation (a “Liquidation”), then out of the assets of the Corporation available for distribution to its shareholders whether from capital, surplus or earnings, the Holders of Class B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the Holders of the Common Stock or any other class of the Corporation’s capital stock, whether now existing or hereafter created, for each share of Class B Preferred Stock held by such Holders, an amount equal to the Stated Value.  If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay all Holders of Class B Preferred Stock the full preference amount to which they shall be entitled, the Holders of Class B Preferred Stock shall share pro rata in any distribution of assets in accordance with their applicable full preference amounts.  No other liquidation preference shall be payable with respect to the Class B Preferred Stock.

Section 5.             Voting Rights.

(a)          Voting Generally. Until the shares of Class B Preferred Stock shall become convertible, the Holders of the Class B Preferred Stock have no voting power whatsoever, except as otherwise provided by the NRS or in this Section 5.  After the shares of Class B Preferred Stock shall have become convertible, the Holders of the Class B Preferred Stock shall vote with the holders of Common Stock on an “as converted” basis.

(b)          Election of Directors. In the election of directors to the Corporation, for so long as the Holders own in the aggregate at least 100,000 shares of Class B Preferred Stock, the Holders, voting as a separate class, shall be entitled to elect by majority vote (with each share of Class B Preferred Stock entitled to one vote) two (2) individuals to the Board (each such individual, a “Class B Director”). A Class B Director may be removed at any time as a director on the Board (with or without cause) upon, and only upon, the written request of the holders of the outstanding shares of Class B Preferred Stock (voting as a separate class by a 2/3 majority vote with each share of Class B Preferred Stock entitled to one vote). In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Class B Director, then the Holders (voting as a separate class by majority vote with each share of Class B Preferred stock entitled to one vote) shall have the right to designate an individual to fill such vacancy. In the event that the Holders shall fail to designate in writing a representative to fill the vacant Class B Director seat on the Board, and such Board seat shall remain vacant until such time as the Holders elect an individual to fill such seat in accordance with this Section 5(b), and during any period where such seat remains vacant, the Board nonetheless shall be deemed duly constituted.

Section 6.             Conversion of Class B Preferred Stock.

(a)          Optional Conversion; Conversion Price. The Stated Value of each share of Class B Preferred Stock shall, commencing two (2) years from the Effective Date be convertible into such number of fully paid and non-assessable shares of Common Stock determined as follows: (i) if the aggregate market capital (the “Market Cap”) is $35,000,000 or less, at a 25% discount to the Market Price (as hereinafter defined), or (ii) if the Market Cap is greater than $35,000,000, at a 25% discount to the Market Price, provided that such discount shall be increased by dividing it by the quotient that shall be obtained by dividing $35,0000,000 by the Market Cap at the time of conversion (in either case, the “Conversion Price”) provided, however, that any such adjustment to the discount to the market price shall not exceed a discount of 75% and further provided, further, that in no event shall the Holder be entitled to convert any number of shares of Class B Preferred Stock in excess of that number of shares of Class B Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Class B Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Class B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

The Conversion Price shall be subject to adjustment as provided in Section 6(d) below.

For purposes hereof, the term “Market Price” shall mean the average trading price of the Common Stock as quoted by Bloomberg L.P. for the ten (10) trading days immediately preceding the Conversion Date (subject to adjustment as provided in Section 6(d) below).

The Class B Preferred Stock may be converted in whole or in part.

(b)          Mechanics of Conversion.

(i)           Before any Holder of Class B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Class B Preferred Stock, the number of shares of Class B Preferred Stock to be converted, the number of shares of Class B Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Class B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Class B Preferred Stock to the Corporation unless all of the shares of Class B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Class B Preferred Stock promptly following the Conversion Date at issue.

(ii)          Shares of Class B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, and as soon as practicable after delivery of the certificate(s) evidencing the Class B Preferred Stock, and in any event within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders of Class B Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid.  Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Class B Preferred Stock pursuant to Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Class B Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded conversion.

(iii)          The Holder of Class B Preferred Stock will be given prior written notice of any Change of Control Event such that a Notice of Conversion can be delivered prior to any such Change of Control Event.

(c)	Fractional Shares; Computation Certificates.

(i)           No fractional shares shall be issued upon conversion of the Class B Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share for any shares in excess of one-half (1/2).

(ii)          Upon the occurrence of each adjustment of the Conversion Price of Class B Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Class B Preferred Stock no less than ten (10) calendar days prior to such adjustment a statement setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.  The Corporation shall, upon the written request at any time of any Holder of Class B Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Class B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Class B Preferred Stock.

(d)          Adjustments of the Conversion Price.  The Conversion Price of the Class B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)          Adjustments for Recapitalization.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders of the Class B Preferred Stock shall thereafter be entitled to receive upon conversion of the Class B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders of the Class B Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)          Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock, the Class B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Class B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)          Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Class B  Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)          the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class B Preferred Stock had been converted into Common Stock on the date of such event.

(iv)          Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class B Preferred Stock had been converted into Common Stock on the date of such event.

(v)           Adjustment for Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Class B Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate of Designation shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein, and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Class B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders of Class B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, and the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Class B Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder of Class B Preferred Stock, the obligation to deliver to such Holders of Class B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder of Class B Preferred Stock may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Designations to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Class B Preferred Stock.

(e)          Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Class B  Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class B Preferred Stock (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class B Preferred Stock.

(f)          Notice of Record Taking.  In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder of Class B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(g)          Status of Shares.  All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(h)          Notice.  Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Class B Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder of Class B Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) ten (10) calendar days prior to any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(i)          Cancellation of Class B Preferred Stock. In the event any shares of Class B Preferred Stock shall be converted pursuant to Section 6 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(j)          Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (b) above as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (a) above.  If the accountant determines the Corporation’s calculations are correct, the Holder shall reimburse the Corporation for the accountant’s expense.

(k)          Floor Price.  Notwithstanding the provisions of this Section 6, no adjustment made in accordance with this Section 6 shall cause the Conversion Price of the Class B Preferred Stock to be less than $0.50 (the “Floor Price”).

Section 7.          Negative Covenants.  For so long as the Holders of Class B Preferred Stock shall continue to hold at least twenty five percent (25%) of the shares of Class B Preferred Stock issued on the date any such shares were first issued to the Holder (the “Issuance Date”), without  (a) the affirmative consent or approval of the Majority Holders of the shares of Class B Preferred Stock then outstanding, or (b) the written consent of the Class B Directors, the Corporation shall not, whether directly or indirectly, by amendment, merger, consolidation or otherwise, and shall not permit any Subsidiary to:

(a)          in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Class B Preferred Stock;

(b)          in any manner alter or change the designations, powers, preferences or rights, qualifications or limitations or restrictions of any other shares of capital stock of the Corporation in any manner materially adversely affecting the Class B Preferred Stock;

(c)          issue any additional shares of Class B Preferred Stock issued on the Issuance Date;

(d)          set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of the Common Stock or of any other capital stock of the Corporation, whether now or hereafter outstanding, except for the repurchase from employees of the Corporation, pursuant to the provisions of the Corporation’s 2016 Stock Incentive Plan, upon such employees’ termination of employment with the Corporation, of shares of Common Stock issued pursuant to stock option exercises by or underlying stock option grants to such employees pursuant to the terms of stock option agreements between the Corporation and such employees;

(e)          take any action to amend, modify, alter or repeal any provision of its Charter Documents which would have an adverse effect on the Class B Preferred Stock taken as a whole;

(f)          reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Class B Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Class B Preferred Stock, or (B) which in any manner adversely affects the Holders of Class B Preferred Stock;

(g)          create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or

(h)          Enter into an agreement to do any of the things described in clauses (a) through (g) of this Section 7.

Section 8.            Restriction and Limitations.  Except as expressly provided herein or as required by law so long as any shares of Class B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Class B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Class B Preferred Stock.

Section 9.            Waiver.  Any right or privilege of the Class B Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Class B Preferred Stock or other securities exercisable for or convertible into Class B Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 10.           Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Class B Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 11.           Transfer of Class B Preferred Stock. A Holder may transfer some or all of its shares of Class B Preferred Stock without the consent of the Corporation.

Section 12.           Register.  The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Class B Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Class B Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Class B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 13.           Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the NRS, of the Majority Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the NRS and the Corporation’s Articles of Incorporation and Bylaws.

Section 14.          Severability.  If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 15.          Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 16.          Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this [          ], 2017.

AVALANCHE INTERNATIONAL CORPORATION

By:	___________________________
Name:	Philip Mansour
Title:	Chief Executive Officer

FORM OF CONVERSION NOTICE

To:          AVALANCHE INTERNATIONAL CORPORATION

The undersigned owner of this Class B Convertible Preferred Stock (the “Class B Preferred Stock”) issued by Avalanche International Corporation (the “Corporation”) hereby irrevocably exercises its option to convert __________ shares of the Class B Preferred Stock into shares of the common stock, $0.001 par value (“Common Stock”), of the Corporation in accordance with the terms of the Corporation’s Class B Convertible Certificate of Designations (the “Certificate of Designations”).  The undersigned hereby instructs the Corporation to convert the number of shares of the Class B Preferred Stock specified above into shares of Common Stock issued at conversion in accordance with the provisions of Article 6 of the Certificate of Designations.  The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Class B Preferred Stock, if any, not being surrendered for conversion hereby, be issued in the name of and delivered to the undersigned unless a different name has been indicated below.  All capitalized terms used and not defined herein have the respective meanings assigned thereto in the Certificate of Designations.  So long as the Class B Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Class B Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby and all voting and other rights associated with the beneficial ownership of such shares of Common Stock shall at such time vest with such Person or Persons.

Date and time: _____________________________

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